Exhibit 99.2

Disclaimer

Ernst & Young LLP (EY) prepared the attached Report only for Mallinckrodt Plc (the "Client") pursuant to an agreement solely between EY and Client. EY did not perform its services on behalf of or to serve the needs of any other person or entity. Accordingly, EY expressly disclaims any duties or obligations to any other person or entity based on its use of the attached Report. Any other person or entity must perform its own due diligence inquiries and procedures for all purposes, including, but not limited to, satisfying itself as to the financial condition and control environment of Client, as well as the appropriateness of the accounting for any particular situation addressed by the Report.

EY did not perform an audit, review, examination or other form of attestation (as those terms are identified by the American Institute of Certified Public Accountants or by the Public Company Accounting Oversight Board) of Client’s financial statements. Accordingly, EY did not express any form of assurance on Client’s accounting matters, financial statements, any financial or other information or internal controls. EY did not conclude on the appropriate accounting treatment based on specific facts or recommend which accounting policy/treatment Client should select or adopt.

The observations relating to accounting matters that EY provided to Client were designed to assist Client in reaching its own conclusions and do not constitute our concurrence with or support of Client’s accounting or reporting. Client alone is responsible for the preparation of its financial statements, including all of the judgments inherent in preparing them.

This information is not intended or written to be used, and it may not be used, for the purpose of avoiding penalties that may be imposed on a taxpayer.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information (“Pro Forma Financial Information”) is derived from the historical consolidated financial statements of Mallinckrodt plc (“Mallinckrodt” or the “Company”), Endo, Inc. (“Endo”), and Endo International Plc (“Endo’s Predecessor”). The unaudited Pro Forma Financial Information is informational and presented to illustrate the pro forma effects of the separation of Mallinckrodt’s Specialty Generics business and Endo’s Generic Pharmaceuticals and Sterile Injectables businesses as an independent entity named Par Health (the “Spin-off”), which was completed on November 10, 2025 and certain other transactions (as described in Note 1 and Note 3). The unaudited Pro Forma Financial Information is not necessarily indicative of the financial results that would have occurred if the transactions described below occurred on the dates indicated, nor is such unaudited Pro Forma Financial Information necessarily indicative of the financial position or results of operations in future periods.

The unaudited Pro Forma Financial Information should be read in conjunction with the accompanying notes to the Pro Forma Financial Information, and the historical financial statements and accompanying notes of Mallinckrodt, Endo, and Endo’s Predecessor as described in Note 2.

The unaudited Pro Forma Financial Information has been prepared in accordance with Article 11 of Regulation S-X. After the date of the Spin-off, the historical financial results of Mallinckrodt’s Specialty Generics business and Endo’s Generic Pharmaceuticals and Sterile Injectables businesses will be reflected in the Company’s consolidated financial statements as discontinued operations under U.S. generally accepted accounting principles (“GAAP”) for all periods. The unaudited Pro Forma Financial Information has been presented to reflect Mallinckrodt’s Specialty Generics business and Endo’s Generic Pharmaceuticals and Sterile Injectables businesses as discontinued operations in accordance with Accounting Standards Codification (“ASC”) Topic 205-20, Discontinued Operations (“ASC 205-20”), for all relevant periods presented.

The merger between Mallinckrodt and Endo (the “Business Combination”), which was completed on July 31, 2025, is reflected in the unaudited Pro Forma Financial Information using the acquisition method of accounting under ASC Topic 805, Business Combinations (“ASC 805”), which requires that one of the two companies in the Business Combination be designated as the acquirer for accounting purposes. Mallinckrodt is the acquirer in the Business Combination for accounting purposes. The assets and liabilities of Endo have been measured based on various preliminary estimates, using assumptions that Mallinckrodt believes are reasonable based on information that is currently available. As of the date of this filing, the valuation of the identifiable assets acquired and liabilities assumed remains ongoing and material adjustments may be made. The allocation of the merger consideration is preliminary, pending finalization of various estimates and analyses. Since the unaudited Pro Forma Financial Information has been prepared based on preliminary fair values, the final amounts recorded for the acquisition date fair values, including goodwill, may differ materially from the information presented.

The unaudited Pro Forma Financial Information does not reflect future events that may occur after the Spin-off, including potential impacts of any cost or growth synergies or dis-synergies related to the Business Combination or the Spin-off, any cost savings that the combined company may achieve as a result of the Business Combination, or the costs required to integrate the operations of Mallinckrodt and Endo or to achieve these cost or growth synergies. As such, the unaudited Pro Forma Financial Information should not be used to project Mallinckrodt’s financial performance for any future period. A number of factors may affect the results.

MALLINCKRODT PLC
PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of June 27, 2025
(unaudited; in millions, except per share data)

	Pro Forma (Note 3)	Discontinued Operations				Pro Forma Combined
	Mallinckrodt plc	Specialty Generics (Note 4(a))	Sterile Injectables and Generic Pharmaceuticals (Note 4(b))	Transaction Accounting Adjustments (Note 5)		Mallinckrodt plc
ASSETS
Current assets:
Cash and cash equivalents	$971.2	$(230.0)	$-	$(12.0)	5(a)	$729.2
Restricted cash and cash equivalents	112.6	-	(0.2)	-		112.4
Accounts receivable, net	819.4	(272.0)	(244.4)	-		303.0
Inventories	1,421.0	(245.6)	(250.6)	-		924.8
Prepaid expenses and other current assets	193.9	(14.2)	(23.5)	-		156.2
Total Current assets:	$3,518.1	$(761.8)	$(518.7)	$(12.0)		$2,225.6
Property, plant and equipment, net	825.6	(290.2)	(369.0)	-		166.4
Inventories, long-term	561.0	-	-	-		561.0
Operating Lease Assets	90.0	(32.0)	(4.0)	4.9	5(b)	58.9
Intangible assets, net	2,608.1	(240.6)	(102.0)	-		2,265.5
Goodwill	10.2	-	(2.0)	-		8.2
Deferred income taxes	809.3	(125.3)	(94.7)	-		589.3
Other assets	166.7	(103.5)	(11.7)	-		51.5
Total Assets	$8,589.0	$(1,553.4)	$(1,102.1)	$(7.1)		$5,926.4
Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities of long-term debt	37.5	(22.5)	-	-		15.0
Accounts payable	140.6	(32.9)	(31.9)	-		75.8
Accrued payroll and payroll-related costs	257.2	(28.0)	(23.6)	-		205.6
Accrued interest	18.2	-	-	-		18.2
Acthar Gel-Related Settlement	33.7	-	-	-		33.7
Current Portion of Operating Lease Liabilities	14.6	(4.7)	(1.3)	2.5	5(b)	11.1
Accrued and other current liabilities	562.7	(80.0)	(125.7)	-		357.0
Total Current liabilities:	$1,064.5	$(168.1)	$(182.5)	$2.5		$716.4
Long-term debt	3,695.7	(1,150.7)	-	-		2,545.0
Acthar Gel-Related Settlement	102.7	-	-	-		102.7
Operating Lease Liabilities	75.8	(27.0)	(2.8)	2.4	5(b)	48.4
Pension and postretirement benefits	27.1	(26.0)	-	-		1.1
Environmental liabilities	34.0	(34.0)	-	-		-
Other income tax liabilities	170.3	-	(10.5)	-		159.8
Other liabilities	154.8	(30.0)	(66.6)	-		58.2
Total Liabilities	$5,324.9	$(1,435.8)	$(262.4)	$4.9		$3,631.6
Shareholders’ Equity:
Ordinary shares, $ 0.01 par value, 500,000,000 authorized; 19,762,306 issued; 19,736,759 outstanding	0.4	-	-	-		0.4

MALLINCKRODT PLC
PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of June 27, 2025 (unaudited; in millions, except per share data)
	Pro Forma (Note 3)	Discontinued Operations				Pro Forma Combined
	Mallinckrodt plc	Specialty Generics (Note 4(a))	Sterile Injectables and Generic Pharmaceuticals (Note 4(b))	Transaction Accounting Adjustments (Note 5)		Mallinckrodt plc
Ordinary shares held in treasury at cost, 25,547	(1.9)	-	-	-		(1.9)
Additional paid-in capital	2,997.2	(105.7)	(585.2)	(12.0)	5(a)	2,294.3
Accumulated other comprehensive income	13.9	(11.9)	-	-		2.0
Retained earnings (deficit)	254.5	-	(254.5)	-		-
Total Shareholders' Equity (Deficit)	$3,264.1	$(117.6)	$(839.7)	$(12.0)		$2,294.8
Total Liabilities and Shareholders' Equity (Deficit)	$8,589.0	$(1,553.4)	$(1,102.1)	$(7.1)		$5,926.4

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

MALLINCKRODT PLC
PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
Six Months Ended June 27, 2025
(unaudited; in millions, except per share data)

	Pro Forma (Note 3)	Discontinued Operations		Spin-off and Other Spin-off Related Transactions		Pro Forma Combined
	Mallinckrodt plc	Specialty Generics (Note 4(a))	Generic Pharmaceuticals and Sterile Injectables (Note 4(b))	Transaction Adjustments (Note 5)		Mallinckrodt plc
Net Sales	$1,716.3	$(433.5)	$(376.8)	$-		$906.0
Cost of Sales	942.4	(261.5)	(276.1)	-		404.8
Gross Profit	$773.9	$(172.0)	$(100.7)	$-		$501.2
Selling, general and administrative expenses	541.3	(66.4)	(34.1)	3.0	5(c)	443.8
Combination, integration, and other related expenses	98.8	-	-	-		98.8
Research and development expenses	103.3	(10.8)	(37.7)	-		54.8
Restructuring charges, net	(2.2)	-	-	-		(2.2)
Non-restructuring impairment charges	1.0	-	(1.0)	-		-
Liabilities management and separation costs	3.6	(2.6)	-	-		1.0
Operating income (loss)	$28.1	$(92.2)	$(27.9)	$(3.0)		$(95.0)
Interest expense	(189.8)	69.9	0.1	-		(119.8)
Interest income	16.8	(3.8)	-	-		13.0
Loss on divestiture	(6.7)	-	-	-		(6.7)
Other income (expense), net	(2.6)	1.0	0.6	0.2	5(d)	(0.8)
Loss from continuing operations before income taxes	$(154.2)	$(25.1)	$(27.2)	$(2.8)		$(209.3)
Income tax expense (benefit)	1.9	(3.2)	(3.6)	(0.7)	5(e)	(5.6)
Loss from continuing operations	$(156.1)	$(21.9)	$(23.6)	$(2.1)		$(203.7)

Basic loss per share:
Loss from continuing operations	$(3.96)					$(5.17)
Basic weighted-average shares outstanding	39.4					39.4

Diluted loss per share (Note 6):
Loss from continuing operations	$(3.96)					$(5.17)
Diluted weighted-average shares outstanding	39.4					39.4

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

MALLINCKRODT PLC
PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
Year Ended December 27, 2024
(unaudited; in millions, except per share data)

	Pro Forma (Note 3)	Discontinued Operations		Spin-off and Other Spin-off Related Transactions		Pro Forma Combined
	Mallinckrodt plc	Specialty Generics (Note 4(a))	Generic Pharmaceuticals and Sterile Injectables (Note 4(b))	Transaction Adjustments (Note 5)		Mallinckrodt plc
Net Sales	$3,421.7	$(896.1)	$(796.5)	$-		$1,729.1
Cost of Sales	2,434.2	(608.3)	(575.8)	-		1,250.1
Gross Profit	$987.5	$(287.8)	$(220.7)	$-		$479.0
Selling, general and administrative expenses	1,195.5	(113.9)	(72.4)	14.1	5(f)	1,023.3
Research and development expenses	198.2	(26.4)	(51.5)	-		120.3
Restructuring charges, net	10.5	-	-	-		10.5
Non-restructuring impairment charges	245.7	-	(245.7)	-		-
Combination, integration and other related expenses	113.4	-	-	-		113.4
Liabilities management and separation costs	43.9	-	-	-		43.9
Operating income (loss)	$(819.7)	$(147.5)	$148.9	$(14.1)		$(832.4)
Interest expense	(306.6)	152.2	0.1	-		(154.3)
Interest income	29.7	(3.9)	-	-		25.8
Gain on divestiture	782.0	-	-	-		782.0
(Loss) gain on debt extinguishment, net	(5.3)	-	-	-		(5.3)
Other income (expense), net	(2.7)	2.6	(0.1)	9.7	5(g)	9.5
(Loss) income from continuing operations before income taxes	$(322.6)	$3.4	$148.9	$(4.4)		$(174.7)
Income tax expense (benefit)	2.2	(3.3)	21.7	(1.1)	5(h)	19.5
(Loss) income from continuing operations	$(324.8)	$6.7	$127.2	$(3.3)		$(194.2)

Basic loss per share:
Loss from continuing operations	$(8.24)					$(4.93)
Basic weighted-average shares outstanding	39.4					39.4

Diluted loss per share (Note 6):
Loss from continuing operations	$(8.24)					$(4.93)
Diluted weighted-average shares outstanding	39.4					39.4

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

MALLINCKRODT PLC
PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
(unaudited; in millions, except per share data)

	Successor Period from November 15, 2023 through December 29, 2023			Predecessor Period from December 31, 2022 through November 14, 2023
	Historical	Discontinued Operations	Pro Forma	Historical	Discontinued Operations	Pro Forma
	Mallinckrodt plc	Specialty Generics (Note 4(a))	Mallinckrodt plc	Mallinckrodt plc	Specialty Generics (Note 4(a))	Mallinckrodt plc
Net Sales	$243.0	$(103.1)	$139.9	$1,622.9	$(673.7)	$949.2
Cost of Sales	179.1	(94.1)	85.0	1,300.5	(453.2)	847.3
Gross Profit	$63.9	$(9.0)	$54.9	$322.4	$(220.5)	$101.9
Selling, general and administrative expenses	64.2	(8.2)	56.0	448.2	(82.6)	365.6
Research and development expenses	15.9	(4.1)	11.8	97.1	(22.6)	74.5
Restructuring charges, net	-	-	-	0.9	-	0.9
Non-restructuring impairment charges	2.6	-	2.6	135.9	(85.8)	50.1
Liabilities management and separation costs	1.4	-	1.4	157.7	(4.9)	152.8
Operating income (loss)	$(20.2)	$3.3	$(16.9)	$(517.4)	$(24.6)	$(542.0)
Interest expense	(28.3)	-	(28.3)	(507.2)	96.5	(410.7)
Interest income	0.9	(0.5)	0.4	14.7	(3.5)	11.2
Other income (expense), net	5.4	-	5.4	(6.5)	(0.2)	(6.7)
Reorganization items, net	(4.0)	0.5	(3.5)	(892.7)	(646.5)	(1,539.2)
(Loss) income from continuing operations before income taxes	$(46.2)	$3.3	$(42.9)	$(1,909.1)	$(578.3)	$(2,487.4)
Income tax benefit	(8.0)	(0.5)	(8.5)	(277.8)	(129.6)	(407.4)
(Loss) income from continuing operations	$(38.2)	$3.8	$(34.4)	$(1,631.3)	$(448.7)	$(2,080.0)

Basic loss per share:
Loss from continuing operations	$(1.94)		$(1.75)	$(122.75)		$(156.39)
Basic weighted-average shares outstanding	19.7		19.7	13.3		13.3

Diluted loss per share (Note 6):
Loss from continuing operations	$(1.94)		$(1.75)	$(122.75)		$(156.39)
Diluted weighted-average shares outstanding	19.7		19.7	13.3		13.3

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

MALLINCKRODT PLC
PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
(unaudited; in millions, except per share data)

	Predecessor Period from June 17, 2022 through December 30, 2022			Predecessor Period from January 1, 2022 through June 16, 2022
	Historical	Discontinued Operations	Pro Forma	Historical	Discontinued Operations	Pro Forma
	Mallinckrodt plc	Specialty Generics (Note 4(a))	Mallinckrodt plc	Mallinckrodt plc	Specialty Generics (Note 4(a))	Mallinckrodt plc
Net Sales	$1,039.7	$(357.3)	$682.4	$874.6	$(287.5)	$587.1
Cost of Sales	991.0	(327.0)	664.0	582.0	(205.0)	377.0
Gross Profit	48.7	(30.3)	18.4	292.6	(82.5)	210.1
Selling, general and administrative expenses	268.9	(47.8)	221.1	266.3	(59.7)	206.6
Research and development expenses	64.2	(12.6)	51.6	65.5	(12.1)	53.4
Restructuring charges, net	11.1	-	11.1	9.6	-	9.6
Liabilities management and separation costs	21.2	-	21.2	9.0	-	9.0
Operating income (loss)	$(316.7)	$30.1	$(286.6)	$(57.8)	$(10.7)	$(68.5)
Interest expense	(324.3)	75.6	(248.7)	(108.6)	-	(108.6)
Interest income	3.9	(1.4)	2.5	0.6	(0.6)	-
Other income (expense), net	10.0	(2.1)	7.9	(14.6)	0.1	(14.5)
Reorganization items, net	(23.2)	6.2	(17.0)	(630.9)	(721.1)	(1,352.0)
(Loss) income from continuing operations before income taxes	$(650.3)	$108.4	$(541.9)	$(811.3)	$(732.3)	$(1,543.6)
Income tax (benefit) expense	(52.0)	17.3	(34.7)	(497.3)	(98.8)	(596.1)
(Loss) income from continuing operations	$(598.3)	$91.1	$(507.2)	$(314.0)	$(633.5)	$(947.5)

Basic loss per share:
Loss from continuing operations	$(45.43)		$(38.42)	$(3.70)		$(11.17)
Basic weighted-average shares outstanding	13.2		13.2	84.8		84.8

Diluted loss per share (Note 6):
Loss from continuing operations	$(45.43)		$(38.42)	$(3.70)		$(11.17)
Diluted weighted-average shares outstanding	13.2		13.2	84.8		84.8

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

MALLINCKRODT PLC

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(unaudited; dollars in millions)

1.	Description of Transactions

The unaudited Pro Forma Financial Information primarily reflects the pro forma effects of the following:

•	Spin-off of Par Health – On November 10, 2025, Mallinckrodt completed the previously announced separation of its Specialty Generics business and Endo’s Generic Pharmaceuticals and Sterile Injectables businesses as an independent entity named Par Health. In October 2025, prior to the Spin-off, Mallinckrodt issued 45,564 preferred shares for each outstanding Mallinckrodt ordinary share to shareholders of record as of October 8, 2025. The preferred shares carried no voting rights, dividend entitlement, or enforceable redemption rights.

Mallinckrodt preferred shares held by certain qualified shareholders (including qualified institutional buyers) were redeemed in exchange for 0.0000219471513 shares of Par Health common stock per Mallinckrodt preferred share, and Mallinckrodt preferred shares held by non-qualified shareholders were redeemed for $0.000424786467775745 in cash per Mallinckrodt preferred share (or $19.35497062 per Mallinckrodt ordinary share). Therefore, none of the Mallinckrodt preferred shares remain issued and outstanding.

The Company concluded that the Spin-off was a pro rata distribution of economic value among shareholders, whereby the value of the shares received by qualified shareholders was commensurate with the cash amount received by non-qualified shareholders. As a result, the Company accounted for the Spin-off at the carrying amount of the net assets distributed. The Company reduced its equity by the carrying amount of Par Health’s assets and liabilities after taking into account any potential impairment, with no gain or loss recognized (the “Redemption”).

•	Other Spin-off Related Transactions – The impact of a Tax Matters Agreement, Employee Matters Agreement, Transition Services Agreement, and Amended and Restated Multi-Tenant Agreement that the Company entered into with Par Health and its subsidiaries (“SpinCo Group”) in connection with the Spin-off (“Other Spin-off Related Transactions”).

•	Other Transactions – The Mallinckrodt and Endo Business Combination, the Financing and Prepayment of Historical Mallinckrodt Indebtedness and makewhole premium, Mallinckrodt’s Therakos Divestiture, Endo’s International Pharmaceuticals Business Divestiture, and Endo’s Reorganization and Fresh-Start Accounting, as further described in Note 3 (collectively referred to as the “Other Transactions”). Refer to Note 3 for the pro forma effect of the Other Transactions.

2.	Basis of Presentation

The unaudited Pro Forma Financial Information is presented in accordance with Article 11 of Regulation S-X and has been compiled from historical consolidated financial statements of Mallinckrodt, Endo, and Endo’s Predecessor, each prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Mallinckrodt reports its results based on a “52-53 week” year ending on the last Friday of December. For 2024, the fiscal year represented the period from December 30, 2023 to December 27, 2024 (Successor). For 2023, the fiscal year comprised the period from November 15, 2023 through December 29, 2023 (Successor) and the period from December 31, 2022 through November 14, 2023 (Predecessor). For 2022, the fiscal year comprised the period from June 17, 2022 through December 30, 2022 (Predecessor) and the period from January 1, 2022 through June 16, 2022 (Predecessor). The six months ended June 27, 2025 refers to the twenty-six week period ended from December 28, 2024 to June 27, 2025. Endo reported its results on a calendar year basis, with the most recent year ending on December 31, 2024, and the most recent quarter ending on June 30, 2025. The interim statement of operations information for the six months ended June 27, 2025 and the annual statement of operations information for the fiscal year ended December 27, 2024 is combined within the Pro Forma Financial Information, given the difference in the fiscal year end of Mallinckrodt and Endo is less than one quarter.

The unaudited Pro Forma Financial Information is provided for illustrative purposes only and may not provide an indication of results in the future. The unaudited Pro Forma Financial Information should be read in conjunction with the accompanying notes to the unaudited Pro Forma Financial Information. In addition, the unaudited Pro Forma Financial Information is compiled from and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of Mallinckrodt, Endo, and Endo’s Predecessor for the applicable periods:

•	Unaudited condensed consolidated financial statements of Mallinckrodt as of June 27, 2025 and December 27, 2024 and for the six months ended June 27, 2025 and June 28, 2024, and the related notes thereto included in Mallinckrodt’s Quarterly Report on Form 10-Q (“Mallinckrodt’s Q2 2025 Quarterly Report on Form 10-Q”).

•	Audited consolidated financial statements of Mallinckrodt as of and for the fiscal year ended December 27, 2024 (Successor), for the period from November 15, 2023 through December 29, 2023 (Successor), for the period from December 31, 2022 through November 14, 2023 (Predecessor), for the period from June 17, 2022 through December 30, 2022 (Predecessor), and for the period from January 1, 2022 through June 16, 2022 (Predecessor), and the related notes thereto included in Mallinckrodt’s Annual Report on Form 10-K (“Mallinckrodt’s 2024 Annual Report on Form 10-K”).

•	Unaudited condensed consolidated financial statements of Endo Inc. as of June 30, 2025 (Successor) and December 31, 2024 (Successor) and for the six months ended June 30, 2025 (Successor) and 2024 (Successor), the period from April 1, 2024 to April 23, 2024 (Predecessor) and the period from January 1, 2024 to April 23, 2024 (Predecessor), and the related notes thereto included in Exhibit 99.2 to Mallinckrodt’s Current Report on Form 8-K filed on August 6, 2025 (“Endo’s Q2 2025 historical financial statements”).

•	Audited consolidated financial statements of Endo, Inc. (Successor) as of December 31, 2024 and for the year ended December 31, 2024, and of Endo International Plc (Predecessor) as of December 31, 2023, for the period from January 1, 2024 to April 23, 2024, and for the years ended December 31, 2023 and 2022, and the related notes thereto (incorporated by reference to Part II, Item 8 of Endo, Inc’s Annual Report on Form 10-K, filed on March 13, 2025) (“Endo’s 2024 Annual Report on Form 10-K”).

The unaudited Pro Forma Financial Information has been derived from Mallinckrodt’s and Endo’s historical consolidated financial statements as noted above and give effect to the Spin-off, Other Spin-off Related Transactions, and Other Transactions as follows:

•	The unaudited Pro Forma Financial Information reflects the presentation of Mallinckrodt’s Specialty Generics business and Endo’s Generic Pharmaceuticals and Sterile Injectables businesses as discontinued operations in accordance with ASC 205-20 for all periods presented.

•	The unaudited pro forma condensed combined balance sheet as of June 27, 2025 gives effect to the Spin-off, Other Spin-off Related Transactions, the Business Combination, the Financing, and the Mallinckrodt Prepayment as if they had occurred on June 27, 2025.

•	The unaudited pro forma condensed combined statement of operations for the six months ended June 27, 2025 gives effect to the Spin-off, Other Spin-off Related Transactions, the Business Combination, the Financing, and the Mallinckrodt Prepayment, as if they had been consummated on December 30, 2023, the beginning of Mallinckrodt’s most recently completed fiscal year end, and gives effect to the divestiture of Endo’s International Pharmaceuticals business, as if it had been completed as of January 1, 2024, which is the beginning of Endo’s most recently completed fiscal year.

•	The unaudited pro forma condensed combined statement of operations for the year ended December 27, 2024 gives effect to the Spin-off, Other Spin-off Related Transactions, the Business Combination, the Financing, the Mallinckrodt Prepayment, and Mallinckrodt’s Therakos divestiture, as if they had been consummated on December 30, 2023, the beginning of Mallinckrodt’s most recently completed fiscal year, and gives effect to Endo’s Predecessor’s Plan and the divestiture of Endo’s International Pharmaceuticals business, as if it had been completed as of January 1, 2024, the beginning of Endo’s most recently completed fiscal year.

•	The unaudited pro forma condensed combined statement of operations for the period from November 15, 2023 through December 29, 2023 (Successor), for the period from December 31, 2022 through November 14, 2023 (Predecessor), for the period from June 17, 2022 through December 30, 2022 (Predecessor), and for the period from January 1, 2022 through June 16, 2022 (Predecessor) gives effect to the Spin-off, which reflects the presentation of Mallinckrodt’s Specialty Generics business as discontinued operations in accordance with ASC 205-20.

The financial information of Mallinckrodt’s Specialty Generics business and Endo’s Generic Pharmaceuticals and Sterile Injectables businesses reflected in the unaudited Pro Forma Financial Information in the “Discontinued Operations” columns was derived from:

•	Mallinckrodt’s consolidated financial information and related accounting books and records as of and for the six months ended June 27, 2025 (Successor), for the year ended December 27, 2024 (Successor), for the period from November 15, 2023 through December 29, 2023 (Successor), for the period from December 31, 2022 through November 14, 2023 (Predecessor), for the period from June 17, 2022 through December 30, 2022 (Predecessor), and for the period from January 1, 2022 through June 16, 2022 (Predecessor), and

•	Endo’s consolidated financial information and related accounting books and records as of and for the six months ended June 27, 2025 (Successor), for the year ended December 31, 2024 (Successor), and for the period from January 1, 2024 through April 23, 2024 (Predecessor).

The information in the “Discontinued Operations” columns in the unaudited Pro Forma Financial Information does not include any allocation of general corporate overhead expense or interest expense of Mallinckrodt and was adjusted to include certain assets and liabilities that will be transferred to Par Health pursuant to the Separation Agreement, and exclude certain liabilities related to Par Health that will be retained by Mallinckrodt in connection with the Spin-off. Discontinued Operations does not reflect what Par Health’s results of operations would have been on a stand-alone basis and are not necessarily indicative of future results of operations. Beginning with the consolidated financial statements for the fiscal year ending in December 2025, Mallinckrodt’s Specialty Generics business and Endo’s Generic Pharmaceuticals and Sterile Injectables businesses’ historical financial results for periods prior to the Spin-off will be reflected in Mallinckrodt’s consolidated financial statements as discontinued operations, with prior periods retrospectively revised, in accordance with ASC 205-20.

The Business Combination is reflected in the unaudited Pro Forma Financial Information using the acquisition method of accounting in accordance with ASC 805. U.S. GAAP requires that one of the two companies in the Business Combination be designated as the acquirer for accounting purposes based on the evidence available. Mallinckrodt is the acquiring entity for accounting purposes. In identifying the Company as the acquiring entity for accounting purposes, management considered the voting rights of all equity instruments, the composition of the corporate governing body and senior management, the size of each of the companies, and the terms of the exchange of equity interests.

The acquisition method of accounting uses the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances. The allocation of the merger consideration is preliminary, pending finalization of various estimates and analyses. Since the unaudited Pro Forma Financial Information has been prepared based on preliminary fair values, the final amounts recorded for the acquisition date fair values, including goodwill, may differ materially from the information presented.

The initial allocation of the preliminary consideration in the unaudited Pro Forma Financial Information is based upon an estimated preliminary consideration of approximately $1.9 billion. This amount is based on approximately 19.7 million ordinary shares that Mallinckrodt issued to holders of Endo common stock in connection with the Business Combination, based on the number of shares of Endo common stock outstanding as of July 31, 2025, the number of Endo equity awards subject to acceleration upon change in control, the number of Endo equity awards settled in cash, and the Endo exchange ratio that resulted in 49.9% of the outstanding ordinary shares of Mallinckrodt as of immediately following the Business Combination being owned by former Endo shareholders.

Mallinckrodt is not listed on a national securities exchange or quoted on the automated quotation system of a national securities association, and as such, used a fair value per ordinary share equal to $90.50 per share as of July 31, 2025 in accordance with U.S. Internal Revenue Service Section 409A (“Section 409A”) to determine preliminary fair value of consideration transferred. The preliminary consideration also includes the $100.0 million cash payment to former Endo shareholders and estimated fair value of replaced Endo equity awards relating to pre-acquisition vesting of the equity holders’ requisite service periods. A 10% change in fair value per ordinary share would change the purchase price by approximately $177.8 million.

On August 28, 2023, the Company voluntarily initiated Chapter 11 proceedings ("2023 Chapter 11 Cases") under chapter 11 of title 11 ("Chapter 11") of the United States Code ("Bankruptcy Code") in the U.S. Bankruptcy Court for the District of Delaware ("Bankruptcy Court"). On September 20, 2023, the directors of the Company initiated examinership proceedings with respect to Mallinckrodt plc by presenting a petition to the High Court of Ireland pursuant to Section 510(1)(b) of the Companies Act 2014 seeking the appointment of an examiner to Mallinckrodt plc. On November 14, 2023 (“2023 Effective Date”), the Company emerged from the 2023 Chapter 11 Cases and the Irish examinership proceedings (together, the "2023 Bankruptcy Proceedings").

On October 12, 2020, the Company voluntarily initiated Chapter 11 proceedings ("2020 Chapter 11 Cases"). On March 2, 2022, the Bankruptcy Court entered an order confirming a plan of reorganization ("2020 Plan"). On June 16, 2022 (“2020 Effective Date”), the Company emerged from the 2020 Chapter 11 Cases and the Irish examinership proceedings (together, the "2020 Bankruptcy Proceedings").

Upon emergence from both the 2020 Bankruptcy Proceedings on June 16, 2022 and the 2023 Bankruptcy Proceedings on November 14, 2023, the Company adopted fresh-start accounting in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification ("ASC") Topic 852, Reorganizations ("ASC 852"), and became a new entity for financial reporting purposes as of each of the 2020 Effective Date and the 2023 Effective Date. References to "Successor" in the pro forma condensed combined statements of operations for the period from November 15, 2023 through December 29, 2023 relate to the results of operations of the reorganized Company subsequent to November 14, 2023, while references to "Predecessor" relate to the results of operations of the Company for the period from December 31, 2022 through November 14, 2023, the period from June 17, 2022 through December 30, 2022, and for the period from January 1, 2022 through June 16, 2022.

The pro forma adjustments reflected in the unaudited Pro Forma Financial Information were based on available information and assumptions that Mallinckrodt believes are reasonable and supportable that reflect the effects of the transactions described in Note 1 and Note 3. The pro forma adjustments do not reflect future events that may occur after the Spin-off, including potential selling, general and administrative dis-synergies and the expected charges, the expected realization of any cost savings and other synergies, or the usage of the expected cash distribution to be received from Par Health in connection with the Spin-off. Further, the unaudited Pro Forma Financial Information does not reflect restructuring or integration activities that have yet to be determined or other costs following the Business Combination that may be incurred to achieve cost or growth synergies of the combined company, including severance and retention bonus costs. As no assurance can be made that the costs will be incurred or the cost or growth synergies will be achieved, no adjustments have been made.

The unaudited Pro Forma Financial Information and underlying pro forma adjustments are based upon currently available information and include certain estimates and assumptions made by management; accordingly, actual results could differ materially from the unaudited Pro Forma Financial Information.

3.	Unaudited Pro Forma Financial Information of Mallinckrodt Reflecting the Other Transactions

The unaudited Pro Forma Financial Information of Mallinckrodt also give effect to the following Other Transactions:

•	Mallinckrodt and Endo Business Combination - On July 31, 2025, the Company completed the Business Combination, whereby the Company acquired all of the issued and outstanding shares of common stock of Endo in exchange for a combination of cash and the Company’s ordinary shares in accordance with the merger agreement entered into to effectuate a combination of the respective companies (the “Merger Agreement”). Outstanding shares of common stock of Endo were cancelled and converted into the right to receive 0.2575 of a Mallinckrodt ordinary share and approximately $1.31 in cash, without interest and subject to applicable withholding.

The Company acquired Endo by means of the merger of Salvare Merger Sub LLC, a wholly owned subsidiary of Mallinckrodt, with and into Endo, with Endo continuing as the surviving entity in the merger and a wholly-owned subsidiary of Mallinckrodt. On July 31, 2025, prior to the completion of the Business Combination, the memorandum and articles of association of the Company were amended by means of a scheme of arrangement (the “Scheme”) under the Companies Act 2014 of Ireland (as amended) and certain other amendments that had been previously approved by the Company’s shareholders (the “constitution amendment”).

Mallinckrodt is the acquiring entity for accounting purposes. The Company accounted for the Business Combination under the acquisition method of accounting in accordance with ASC 805. This method requires the recording of acquired assets, including separately identifiable intangible assets at their fair value on the acquisition date. Any excess of the purchase price over the estimated fair value of the identifiable net assets acquired is recorded as goodwill.

The determination of the estimated fair value of assets acquired requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. Fair values were determined by management, using a variety of methodologies and resources, including external independent valuation experts. The valuation methods consisted of physical appraisals, discounted cash flow analyses, excess earnings, relief from royalty, and other appropriate valuation techniques to determine the fair value of assets acquired and liabilities assumed. As of the date of this filing, the valuation of the identifiable assets acquired and liabilities assumed remains ongoing and material adjustments may be made. The allocation of the merger consideration is preliminary, pending finalization of various estimates and analyses. Since the unaudited Pro Forma Financial Information has been prepared based on preliminary fair values, the final amounts recorded for the acquisition date fair values, including goodwill, may differ materially from the information presented.

•	Financing and Prepayment of Historical Mallinckrodt Indebtedness and Makewhole Premium - On July 31, 2025, in connection with the consummation of the Business Combination, ST 2020, Inc. (“ST 2020”), a wholly owned subsidiary of Mallinckrodt, and MEH, Inc. (the “Borrower”), a wholly owned subsidiary of ST 2020, entered into a credit agreement (the “Credit Agreement”) with the lenders named therein, Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent, and OPY Credit Corp., as trading agent, providing for $1,350.0 million in aggregate principal amount of senior secured credit facilities, comprising (i) a $1,200.0 million senior secured term loan facility (“Term Facility”) and (ii) a $150.0 million senior secured revolving credit facility (“Revolving Facility” and together with the Term Facility, the “Facilities” or the “Financing”). MEH, Inc. borrowed $1,200.0 million under the Term Facility on August 1, 2025. No amounts were drawn on the Revolving Facility. The Facilities mature on July 31, 2030, unless extended pursuant to the terms of the Credit Agreement.

The Term Facility will amortize in quarterly installments as follows: (i) commencing with the fiscal quarter ending December 31, 2025 through (and including) the fiscal quarter ending September 30, 2026, 0.625% of the initial aggregate principal amount of the Term Facility, (ii) from the last day of the fiscal quarter ending December 31, 2026 through (and including) the last day of the fiscal quarter ending September 30, 2027, 1.25% of the initial aggregate principal amount of the Term Facility, (iii) from the last day of the fiscal quarter ending December 31, 2027 through (and including) the last day of the fiscal quarter ending September 30, 2028, 1.875% of the initial aggregate principal amount of the Term Facility and (iv) from the last day of the fiscal quarter ending December 31, 2028 through the maturity date of the Term Facility, 2.50% of the initial aggregate principal amount of the Term Facility, with the balance payable on the maturity date of the Term Facility.

The Company capitalized $28.3 million of certain third-party debt issuance costs in connection with executing the Credit Agreement. Approximately $26.8 million of the capitalized costs was attributed to the Term Facility and was recorded as a direct reduction of long-term debt on the Company’s Consolidated Balance Sheet. Approximately $1.5 million was attributed to the Revolving Facility and recorded within other assets on the Company’s Consolidated Balance Sheet. These capitalized costs will be amortized into interest expense over the five-year term of the Credit Agreement.

ST 2020, the Borrower and certain of their subsidiaries, all of which shall be members of the SpinCo Group, will remain liable for the indebtedness under the Credit Agreement upon the separation of Par Health from Mallinckrodt. Following separation of Par Health from Mallinckrodt, none of Mallinckrodt and its subsidiaries shall be liable for the indebtedness under the Credit Agreement. Such indebtedness is given effect to in Note 3 and Note 4 of the unaudited pro forma condensed combined balance sheet as of June 27, 2025 and the unaudited pro forma condensed combined statements of operations for the six months ended June 27, 2025 and the year ended December 27, 2024 to reflect the financing impact and subsequent impact of the separation for this financing to the Company.

On August 1, 2025, in connection with the consummation of the Business Combination, Mallinckrodt and its subsidiaries prepaid in full approximately $385.5 million in outstanding aggregate principal amount of the senior secured first lien “second-out” term loans (the “Second-Out Takeback Term Loans”), constituting all of the remaining indebtedness outstanding under the existing Mallinckrodt credit agreement, together with accrued and unpaid interest thereon, as well as a payment of approximately $10.6 million in required makewhole premium and all amounts outstanding under Mallinckrodt’s receivables financing facility due December 2027 (the “Existing ABL Facility”) were repaid.

Also in connection with the consummation of the Business Combination, on August 1, 2025, Mallinckrodt and its subsidiaries redeemed in full approximately $477.2 million in outstanding principal amount of “second-out” 14.75% senior secured first lien notes due 2028 (the “Takeback Notes”), constituting all of the Takeback Notes outstanding under the existing Mallinckrodt indenture, for a redemption price equal to such outstanding principal amount, accrued and unpaid interest thereon and approximately $13.7 million in required makewhole premium. The prepayment of Mallinckrodt’s historical debt instruments (the “Mallinckrodt Prepayment”) is reflected in the unaudited Pro Forma Financial Information. The unaudited Pro Forma Financial Information reflects a makewhole premium of $24.3 million as further discussed in Note 3(c).

As a result of such prepayment, redemption and repayment, the existing Mallinckrodt credit agreement and the existing ABL facility were terminated, the existing Mallinckrodt indenture was discharged and all guarantees of, and liens securing, the obligations thereunder were released.

•	Therakos Divestiture - On November 29, 2024, Mallinckrodt completed the divestiture of its Therakos business for total cash consideration of $887.6 million, net of preliminary purchase price adjustments (“Initial Net Proceeds”). During the fiscal year ended December 27, 2024, Mallinckrodt recorded a gain on sale of $754.4 million, comprised of the $887.6 million of Initial Net Proceeds less the elimination of $125.5 million of net assets divested and $7.7 million in success-based professional fees. Mallinckrodt recorded a loss on the divestiture and paid $6.2 million for the final working capital settlement during the six months ended June 27, 2025. As a result, the total cash consideration was $881.4 million, net of the final working capital settlement. Mallinckrodt was required to use the proceeds to make a $775.5 million mandatory prepayment on certain portions of its debt and $63.7 million in required makewhole premium. Refer to Note 3(d) for further information regarding Mallinckrodt’s Therakos divestiture.

•	International Pharmaceuticals Business Divestiture - Prior to the Business Combination, on March 10, 2025, Endo entered into a definitive agreement to divest its International Pharmaceuticals business to Knight Therapeutics Inc. The sale closed on June 17, 2025 and Endo received net cash consideration of approximately $78.6 million, consisting of $89.9 million upfront, less approximately $11.3 million related to certain permitted hold backs. As of September 26, 2025, Endo remains eligible to receive up to an additional $9.4 million related to certain permitted hold backs and up to $15.0 million in potential future payments contingent upon the achievement of certain milestones.

•	Reorganization and Fresh-Start Accounting - On April 23, 2024, Endo’s Predecessor’s Plan of Reorganization (the “Plan”) became effective (the “Effective Date”). In accordance with the Plan on the Effective Date, Endo acquired substantially all of the assets, as well as certain equity interests of and assumed certain liabilities of Endo’s Predecessor. In accordance with ASC 852, the provisions of fresh-start accounting were applied on the Effective Date and Endo became the Successor entity for financial reporting purposes.

The following unaudited pro forma condensed combined balance sheet as of June 27, 2025 and unaudited pro forma condensed combined statements of operations for the six months ended June 27, 2025 and for the year ended December 27, 2024 present reclassification adjustments to conform the financial statement presentation of historical balances of Mallinckrodt and Endo and the pro forma effects of the Business Combination, the Financing, and the Mallinckrodt Prepayment:

MALLINCKRODT PLC

PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 27, 2025

(unaudited; in millions, except share and per share data)

	Historical	Historical	Transaction Adjustments				Pro Forma
	Mallinckrodt plc	Endo, Inc.	Reclassifications and Eliminations (Note 3(a))		Pro Forma Adjustments (Note 3(c))		Mallinckrodt plc
Assets
Current assets:
Cash and cash equivalents	$497.8	$439.0	$—		$34.4	3(c1)	$971.2
Restricted cash and cash equivalents	—	93.1	19.5	3(a1)	—		112.6
Accounts receivable, net	410.7	453.1	(44.4)	3(a2)	—		819.4
Inventories	594.0	439.7	(59.1)	3(a3)	446.4	3(c2)	1,421.0
Prepaid expenses and other current assets	112.7	50.0	31.2	3(a4)	—		193.9
Income taxes receivables	—	8.8	(8.8)	3(a5)	—		—
Total current assets	$1,615.2	$1,483.7	$(61.6)		$480.8		$3,518.1
Property, plant and equipment, net	414.3	539.8	5.5	3(a6)	(134.0)	3(c3)	825.6
Inventories, long-term	—	—	187.2	3(a3)	373.8	3(c2)	561.0
Operating lease assets	—	37.2	52.8	3(a7)	—		90.0
Intangible assets, net	393.1	1,646.7	—		568.3	3(c4)	2,608.1
Goodwill	—	—	—		10.2	3(c5)	10.2
Deferred income taxes (asset)	658.3	267.4	—		(116.4)	3(c6)	809.3
Other assets	205.4	150.6	(186.4)	3(a8)	(2.9)	3(c7)	166.7
Total Assets	$3,286.3	$4,125.4	$(2.5)	3(a2)	$1,179.8		$8,589.0

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities of long-term debt	$3.9	$15.0	$—		$18.6	3(c8)	$37.5
Accounts payable	78.4	—	62.2	3(a9)	—		140.6
Accounts payable and accrued expenses	—	451.4	(451.4)	3(a9)	—		—
Accrued payroll and payroll-related costs	76.3	—	63.2	3(a9)	117.7	3(c9)	257.2
Accrued interest	13.7	—	18.2	3(a9)	(13.7)	3(c10)	18.2
Acthar Gel-Related Settlement	33.7	—	—		—		33.7
Current portion of legal settlement	—	1.8	(1.8)	3(a10)	—		—
Current portion of operating lease liabilities	—	4.1	10.5	3(a11)	—		14.6
Income taxes payable	—	11.7	(11.7)	3(a12)	—		—
Accrued and other current liabilities	250.6	—	308.3	3(a13)	3.8	3(c11)	562.7
Total current liabilities	$456.6	$484.0	$(2.5)	3(a2)	$126.4		$1,064.5
Long-term debt	901.4	2,418.8	—		375.5	3(c8)	3,695.7
Acthar Gel-Related Settlement	102.7	—	—		—		102.7
Long-term legal settlement accrual	—	6.6	(6.6)	3(a14)	—		—
Operating lease liabilities	—	33.7	42.1	3(a15)	—		75.8
Pension and postretirement benefits	27.1	—	—		—		27.1
Environmental liabilities	34.0	—	—		—		34.0
Other income tax liabilities	24.8	38.6	—		106.9	3(c12)	170.3
Other liabilities	97.8	72.6	(35.5)	3(a16)	19.9	3(c13)	154.8
Total Liabilities	$1,644.4	$3,054.3	$(2.5)		$628.7		$5,324.9
Shareholders’ Equity:
Ordinary A shares, €1.00 par value, 25,000 authorized; none issued and outstanding	—	—	—		—		—
Ordinary shares, $0.01 par value, 500,000,000 authorized; 19,762,306 issued; 19,736,759 outstanding	0.2	—	—		0.2	3(c14)	0.4
Ordinary shares held in treasury at cost, 25,547	(1.9)	—	—		—		(1.9)
Endo, Inc. common stock, $0.001 par value; 1,000,000,000 shares authorized; 76,313,462 shares issued and outstanding	—	0.1	—		(0.1)	3(c14)	—
Additional paid-in capital	1,214.4	1,990.3	—		(207.5)	3(c14)	2,997.2
Accumulated other comprehensive income	13.9	(0.2)	—		0.2	3(c14)	13.9
Retained earnings (deficit)	415.3	(919.1)	—		758.3	3(c14)	254.5
Total Shareholders' Equity (Deficit)	$1,641.9	$1,071.1	$—		$551.1		$3,264.1
Total Liabilities and Shareholders' Equity (Deficit)	$3,286.3	$4,125.4	$(2.5)		$1,179.8		$8,589.0

MALLINCKRODT PLC
PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
Six Months Ended June 27, 2025
(unaudited; in millions, except per share data)

	Historical	Pro Forma (Note 3(e))	Transaction Adjustments				Pro Forma Combined
	Mallinckrodt plc	Endo, Inc.	Reclassifications and Eliminations (Note 3(a))		Pro Forma Adjustments (Note 3(c))		Mallinckrodt plc
Net Sales	$905.0	$814.2	$(2.9)	3(a17)	$—		$1,716.3
Cost of Sales	470.3	563.9	(2.9)	3(a17)	(88.9)	3(c15)	942.4
Gross Profit	$434.7	$250.3	$—		$88.9		$773.9
Selling, general and administrative expenses	298.1	295.2	(53.3)	3(a18)	1.3	3(c16)	541.3
Combination, integration, and other related expenses	43.1	—	55.7	3(a19)	—		98.8
Research and development expenses	44.1	57.6	1.6	3(a20)	—		103.3
Restructuring charges, net	(2.2)	—	—		—		(2.2)
Non-restructuring impairment charges	—	—	1.0	3(a21)	—		1.0
Liabilities management and separation costs	3.6	—	—		—		3.6
Acquired in-process research and development	—	1.6	(1.6)	3(a20)	—		—
Litigation-related and other contingencies, net	—	1.0	(1.0)	3(a18)	—		—
Asset impairment charges	—	1.0	(1.0)	3(a21)	—		—
Acquisition-related and integration items, net	—	1.4	(1.4)	3(a19)	—		—
Operating income (loss)	$48.0	$(107.5)	$—		$87.6		$28.1
Interest expense	(65.4)	(106.2)	(5.1)	3(a22)	(13.1)	3(c17)	(189.8)
Interest income	11.7	—	5.1	3(a22)	—		16.8
Loss on divestiture	(6.7)	—	—		—		(6.7)
Other income (expense), net	1.4	(4.0)	—		—		(2.6)
(Loss) income from continuing operations before income taxes	$(11.0)	$(217.7)	$—		$74.5		$(154.2)
Income tax expense (benefit)	14.6	(22.9)	—		10.2	3(c18)	1.9
(Loss) income from continuing operations	$(25.6)	$(194.8)	$—		$64.3		$(156.1)

Basic loss per share:
Loss from continuing operations	$(1.30)						$(3.96)
Basic weighted-average shares outstanding	19.7				19.7	3(c19)	39.4

Diluted loss per share:
Loss from continuing operations	$(1.30)						$(3.96)
Diluted weighted-average shares outstanding	19.7				19.7	3(c19)	39.4

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

MALLINCKRODT PLC
PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
Year Ended December 27, 2024
(unaudited; in millions, except per share data)

	Pro Forma (Note 3(d))	Pro Forma (Note 3(e))	Transaction Adjustments				Pro Forma Combined
	Mallinckrodt plc	Endo, Inc.	Reclassifications and Eliminations (Note 3(a))		Pro Forma Adjustments (Note 3(c))		Mallinckrodt plc
Net Sales	$1,738.1	$1,686.5	$(2.9)	3(a23)	$—		$3,421.7
Cost of Sales	1,029.6	1,565.5	(2.9)	3(a23)	(158.0)	3(c20)	2,434.2
Gross Profit	$708.5	$121.0	$—		$158.0		$987.5
Selling, general and administrative expenses	528.4	512.6	10.6	3(a24)	143.9	3(c21)	1,195.5
Research and development expenses	93.4	102.2	2.6	3(a25)	—		198.2
Restructuring charges, net	10.5	—	—		—		10.5
Non-restructuring impairment charges	—	—	245.7	3(a26)	—		245.7
Combination, integration and other related expenses	—	—	—		113.4	3(c22)	113.4
Liabilities management and separation costs	43.9	—	—		—		43.9
Acquired in-process research and development	—	2.6	(2.6)		—		—
Litigation-related and other contingencies, net	—	0.4	(0.4)	3(a24)	—		—
Asset impairment charges	—	245.7	(245.7)	3(a26)	—		—
Acquisition-related and integration items, net	—	0.8	(0.8)	3(a24)	—		—
Operating income (loss)	$32.3	$(743.3)	$(9.4)		$(99.3)		$(819.7)
Interest expense	(137.3)	(225.5)	(2.7)	3(a27)	58.9	3(c23)	(306.6)
Interest income	27.0	—	2.7	3(a27)	—		29.7
Gain on divestiture	754.4	—	27.6	3(a28)	—		782.0
(Loss) gain on debt extinguishment, net	(19.7)	—	—		14.4	3(c24)	(5.3)
Other income (expense), net	0.3	24.6	(27.6)	3(a28)	—		(2.7)
Income (loss) from continuing operations before income taxes	$657.0	$(944.2)	$(9.4)		$(26.0)		$(322.6)
Income tax expense (benefit)	131.2	(125.2)	(2.2)	3(a29)	(1.6)	3(c25)	2.2
Income (loss) from continuing operations	$525.8	$(819.0)	$(7.2)		$(24.4)		$(324.8)

Basic income (loss) per share:
Income (loss) from continuing operations	$26.69						$(8.24)
Basic weighted-average shares outstanding	19.7				19.7	3(c26)	39.4

Diluted income (loss) per share:
Income (loss) from continuing operations	$26.56						$(8.24)
Diluted weighted-average shares outstanding	19.8				19.7	3(c26)	39.4

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

3(a) Reclassification Adjustments

Certain reclassification adjustments and eliminations of intercompany transactions between the two companies have been made to Mallinckrodt and Endo’s standalone historical financial statements presented within the unaudited pro forma financial information to conform the presentation of historical balances.

Unaudited Pro Forma Condensed Combined Balance Sheet as of June 27, 2025

The following reclassification adjustments and eliminations of intercompany transactions were made to the unaudited pro forma condensed combined balance sheet:

3(a1) On its historical unaudited condensed consolidated balance sheet, Mallinckrodt presented $19.5 million of restricted cash within prepaid and other current assets. Restricted cash is presented within a separate line item on the unaudited pro forma condensed combined balance sheet.

3(a2) Accounts Receivable, net on the unaudited pro forma condensed combined balance sheet decreased by $44.4 million. On its historical unaudited condensed consolidated balance sheet, Endo presented $41.9 million of certain non-trade accounts receivable within accounts receivable, net. This balance is presented within prepaid and other current assets on the unaudited pro forma condensed combined balance sheet. Additionally, Mallinckrodt had $2.5 million in accounts receivable related to sales and purchases of Amitiza (lubiprostone) that were generated by transactions with Endo. These transactions are considered intercompany and eliminated for purposes of the unaudited Pro Forma Financial Information.

3(a3) Inventories on the unaudited pro forma condensed combined balance sheet decreased $59.1 million. On its historical unaudited condensed consolidated balance sheet, Mallinckrodt presented all inventory related to Acthar Gel as short-term. Additionally, on its historical unaudited condensed consolidated balance sheet, Endo presented $128.1 million of inventories, long-term within other assets. These balances are presented within its own financial statement caption on the unaudited pro forma condensed combined balance sheet. As a result, inventories, long-term increased by $187.2 million.

3(a4) Prepaid expenses and other current assets on the unaudited pro forma condensed combined balance sheet increased by $31.2 million, of which $41.9 million relates to certain non-trade accounts receivable described in Note 3(a2) and $8.8 million of income tax receivables described further in Note 3(a5), offset by reclassifications of $19.5 million of restricted cash described further in Note 3(a1).

3(a5) On its historical unaudited condensed consolidated balance sheet, Endo presented $8.8 million of income tax receivables as its own line item. This balance is presented within prepaid expenses and other current assets on the unaudited pro forma condensed combined balance sheet and offsets the previously noted reductions.

3(a6) On its historical unaudited condensed consolidated balance sheet, Mallinckrodt presented $5.5 million of finance lease assets within other assets. This balance is presented within plant, property, and equipment, net on the unaudited pro forma condensed combined balance sheet.

3(a7) On its historical unaudited condensed consolidated balance sheet, Mallinckrodt presented $52.8 million of operating lease assets within other assets. This balance is presented within a separate line item on the unaudited pro forma condensed combined balance sheet.

3(a8) Other assets on the unaudited pro forma condensed combined balance sheet decreased by $186.4 million, of which $128.1 million relates to the inventories, long-term described further in Note 3(a3), $52.8 million relates to operating lease assets further described in Note 3(a7), and $5.5 million relates to finance lease assets further described in Note 3(a6).

3(a9) On its historical unaudited condensed consolidated balance sheet, Endo presented the below items within a single line item “Accounts payable and accrued expenses”. These balances are presented in the respective captions on the unaudited pro forma condensed combined balance sheet noted below (dollars in millions).

Endo Historical Financial Statement Caption		Pro Forma Condensed Combined Balance Sheet Caption
Trade accounts payable	$64.7	Accounts payable
Returns and allowances	89.9	Accrued and other current liabilities
Rebates	104.3	Accrued and other current liabilities
Other sales deductions	3.3	Accrued and other current liabilities
Accrued interest	18.2	Accrued interest
Accrued payroll and related benefits	63.2	Accrued payroll and payroll-related costs
Accrued royalties and other distribution partner payables	19.1	Accrued and other current liabilities
Acquisition-related contingent consideration - current	2.1	Accrued and other current liabilities
Other	86.6	Accrued and other current liabilities
Accounts payable and accrued expenses	$451.4

In addition to the reclassifications shown above, Endo had $2.5 million in accounts payable related to sales and purchases of Amitiza that were generated by transactions with Mallinckrodt further discussed in Note 3(a2). These transactions are considered intercompany and eliminated for purposes of the unaudited Pro Forma Financial Information.

3(a10) On its historical unaudited condensed consolidated balance sheet, Endo presented $1.8 million of current portion of legal settlement as its own financial statement caption. This balance is presented within accrued and other current liabilities on the unaudited pro forma condensed combined balance sheet.

3(a11) On its historical unaudited condensed consolidated balance sheet, Mallinckrodt presented $10.5 million of current operating lease liabilities within accrued and other current liabilities. This balance is presented within its own financial statement caption on the unaudited pro forma condensed combined balance sheet.

3(a12) On its historical unaudited condensed consolidated balance sheet, Endo presented $11.7 million of income taxes payable as its own financial statement caption. This balance is presented within accrued and other current liabilities on the unaudited pro forma condensed combined balance sheet.

3(a13) Accrued and other current liabilities on the unaudited pro forma condensed combined balance sheet increased to $308.3 million. This is a result of the reclassifications of accrued and other current liabilities of $305.3 million further described in Note 3(a9), $1.8 million of current portion of legal settlement further described in Note 3(a10), and $11.7 million of income taxes payable further described in Note 3(a12), offset by $10.5 million of current operating lease liabilities further described in Note 3(a11).

3(a14) On its historical unaudited condensed consolidated balance sheet, Endo presented $6.6 million of long-term legal settlement accrual, less current portion as its own financial statement caption. This balance is presented within other liabilities on the unaudited pro forma condensed combined balance sheet.

3(a15) On its historical unaudited condensed consolidated balance sheet, Mallinckrodt presented $42.1 million of non-current operating lease liabilities within other liabilities. This balance is presented within its own financial statement caption on the unaudited pro forma condensed combined balance sheet.

3(a16) Other liabilities on the unaudited pro forma condensed combined balance sheet decreased $35.5 million. This is a result of the net impact of the reclassifications of $42.1 million of non-current operating lease liabilities further described in Note 3(a15) and $6.6 million of long-term legal settlement accrual further described in Note 3(a14).

Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 27, 2025

The following conforming reclassification adjustments were made to the unaudited pro forma condensed combined statements of operations for analogous historical financial statement captions:

•	On its historical unaudited condensed consolidated statement of operations, Endo and Endo’s Predecessor presented its net sales within a financial statement caption, “revenue, net”. This activity is conformed as “net sales” on the unaudited pro forma condensed combined statements of operations.

•	On its historical unaudited condensed consolidated statement of operations, Endo and Endo’s Predecessor presented its cost of sales within a financial statement caption “cost of revenues”. This activity is conformed as “cost of sales” on the unaudited pro forma condensed combined statements of operations.

The following reclassification adjustments were made to the unaudited pro forma condensed combined statement of operations:

3(a17) On their historical unaudited condensed consolidated statement of operations, Mallinckrodt and Endo reported activity that for purposes of the unaudited Pro Forma Financial Information are considered intercompany transactions. The elimination of these transactions related to sales and purchases of Amitiza resulted in a $2.9 million reduction to Mallinckrodt net sales and Endo’s cost of sales.

3(a18) Selling, general and administrative expenses (“SG&A”) decreased by $53.3 million. On its historical unaudited condensed consolidated statement of operations, Endo presented $54.3 million of combination, integration and other related expense within SG&A. This activity is presented within combination, integration, and other related expenses on the unaudited pro forma condensed combined statement of operations. On its historical unaudited condensed consolidated statement of operations, Endo presented a combined $1.0 million of litigation-related and other contingencies, net, as separate financial statement captions. This activity is presented within SG&A on the unaudited pro forma condensed combined statement of operations.

3(a19) Combination, integration and other related expenses increased by $55.7 million. On its historical unaudited condensed consolidated statement of operations, Endo presented $1.4 million in acquisition-related and integration items, net, as separate financial statement captions. On its historical unaudited condensed consolidated statement of operations, Endo presented $54.3 million of combination, integration and other related expense within SG&A. This activity is presented within combination, integration, and other related expenses on the unaudited pro forma condensed combined statement of operations.

3(a20) On its historical unaudited condensed consolidated statement of operations, Endo presented $1.6 million in acquired in-process research and development, as separate financial statement captions. This activity is presented within research and development expenses on the unaudited pro forma condensed combined statement of operations.

3(a21) On its historical unaudited condensed consolidated statement of operations, Endo presented $1.0 million in Asset impairment charges, as separate financial statement captions. This activity is presented within Non-restructuring impairment charges on the unaudited pro forma condensed combined statement of operations.

3(a22) On its historical unaudited condensed consolidated statement of operations, Endo presented $5.1 million of interest income within interest expense, net. This activity is presented within Interest income on the unaudited pro forma condensed combined statement of operations.

Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 27, 2024

The following conforming reclassification adjustments were made to the unaudited pro forma condensed combined statement of operations for analogous historical financial statement captions:

•	On its historical consolidated statement of operations, Endo and Endo’s Predecessor presented its net sales within a line item “revenue, net”. This activity is conformed as net sales on the unaudited pro forma condensed combined statement of operations.

•	On its historical consolidated statement of operations, Endo and Endo’s Predecessor presented its cost of sales within a line item “cost of revenues”. This activity is conformed as cost of sales on the unaudited pro forma condensed combined statement of operations.

The following reclassification adjustments were made to the unaudited pro forma condensed combined statement of operations:

3(a23) On their historical consolidated statement of operations, Mallinckrodt and Endo reported activity that for purposes of the unaudited Pro Forma Financial Information are considered intercompany transactions. The elimination of these transactions related to sales and purchases of Amitiza resulted in a $2.9 million reduction to Mallinckrodt net sales and Endo’s cost of sales.

3(a24) SG&A on the unaudited pro forma condensed combined statement of operations increased by $10.6 million. On their historical consolidated statement of operations, Mallinckrodt and Endo reported activity that for purposes of the unaudited Pro Forma Financial Information are considered intercompany transactions. The elimination of these transactions resulted in a reduction of $9.4 million of Mallinckrodt SG&A. The reduction in SG&A represents a $6.4 million reversal of previously recognized customer bad debt expense. Mallinckrodt reversed the bad debt expense in the year ended December 27, 2024 as a result of the effectiveness of Endo’s Predecessor’s Plan. The remaining $3.0 million reduction to SG&A for Mallinckrodt relates to the sale of fixed assets to Endo, which are appropriately recorded within property, plant and equipment, net on Endo’s historical consolidated balance sheet.

Additionally, on its historical consolidated statement of operations, Endo and Endo’s Predecessor presented a combined $0.4 million and $0.8 million of litigation-related and other contingencies, net, and acquisition-related and integration items, net, respectively, as separate financial statement captions. This activity is presented within SG&A on the unaudited pro forma condensed combined statement of operations.

3(a25) On its historical unaudited condensed consolidated statement of operations, Endo presented $2.6 million in acquired in-process research and development, as separate financial statement captions. This activity is presented within research and development expenses on the unaudited pro forma condensed combined statement of operations.

3(a26) On its historical consolidated statement of operations, Endo and Endo’s Predecessor presented a combined $245.7 million of asset impairment charges as its own financial statement caption. This activity is presented within non-restructuring impairment charges on the unaudited pro forma condensed combined statement of operations.

3(a27) On its historical unaudited condensed consolidated statement of operations, Endo presented $2.7 million of interest income within interest expense, net. This activity is presented within interest income on the unaudited pro forma condensed combined statement of operations.

3(a28) On its historical unaudited condensed consolidated statement of operations, Endo presented $27.6 million of a gain on sale of divestitures within other income, net. This activity is presented within gain on divestiture on the unaudited pro forma condensed combined statement of operations.

3(a29) This adjustment represents the estimated income tax effects of $9.4 million of the intercompany eliminations described in Note 3(a24), calculated using a blended statutory rate. The blended statutory rate was calculated based on the statutory rates by jurisdiction in which the pro forma adjustment is expected to be recognized.

3(b) Business Combination Preliminary Consideration

The preliminary consideration is calculated as follows (amounts in millions except exchange ratio and share price):

Endo common stock outstanding as of July 31, 2025	76,313,462
Endo common stock exchange ratio	0.2575
Mallinckrodt ordinary shares issued in exchange	19,650,663
Mallinckrodt closing stock price (1)	$90.50
Preliminary estimated fair value of Mallinckrodt ordinary shares issued	$1,778.4
Other cash consideration (2)	0.0
Payment to Endo shareholders	100.0
Other merger consideration attributable to Endo stock-based awards	1.9
Obligation to cash settle shares underlying certain Endo stock-based awards	4.2
Total estimated preliminary consideration (in millions)	$1,884.5

(1) Mallinckrodt is not listed on a national securities exchange or quoted on the automated quotation system of a national securities association, and as such, used a preliminary fair value per ordinary share as of July 31, 2025 in accordance with Section 409A to determine preliminary fair value of consideration transferred.

(2) Other cash consideration represents less than $0.1 million of aggregate cash payments to Endo stockholders in lieu of any fractional shares.

In accordance with U.S. GAAP, the fair value of the equity securities comprising the consideration were measured on July 31, 2025 upon completion of the Business Combination in accordance with Section 409A. An increase or decrease of 10% in the estimated fair value of Mallinckrodt ordinary shares assumed in the unaudited Pro Forma Financial Information would change the value of the preliminary consideration by approximately $177.8 million, which would be reflected as a corresponding increase or decrease to goodwill, respectively.

The table below reflects the Company’s preliminary estimates of fair value of Endo’s tangible and intangible assets acquired and liabilities assumed as of June 27, 2025 (amounts in millions).

Preliminary estimated fair value
Total estimated preliminary consideration	$1,884.5
Cash and cash equivalents	$363.2
Restricted cash and cash equivalents	93.1
Accounts receivable, net	411.2
Inventories	886.1
Prepaid expenses and other current assets	100.7
Property, plant and equipment, net	405.8
Inventories, long-term	501.9
Operating lease assets	37.2
Intangible assets, net	2,215.0
Deferred income taxes	151.0
Other assets	18.1
Total Assets	$5,183.3
Current maturities of long-term debt	15.0
Accounts payable	64.7
Accrued payroll and payroll-related costs	72.0
Current portion of operating lease liabilities	4.1
Accrued interest	18.2
Accrued and other current liabilities	311.6
Long-term debt	2,545.0
Operating lease liabilities	33.7
Other income tax liabilities	145.5
Other liabilities	99.2
Net Assets	$1,874.3
Goodwill	$10.2

The Company’s preliminary estimates of fair value are based on information currently available to the Company and remain subject to change. Since these pro forma financial statements have been prepared based on preliminary fair values, the final amounts recorded for the acquisition date fair values, including goodwill, may differ materially from the information presented.

3(c) Business Combination, Financing, and Mallinckrodt Prepayment Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet as of June 27, 2025

The unaudited pro forma condensed combined balance sheet as of June 27, 2025 reflects the following adjustments:

3(c1) The pro forma adjustments to the cash balance are summarized as follows:

Sources of Cash
Proceeds from the Financing (Note 3(c8))	$1,200.0
Total sources of cash	$1,200.0

Uses of Cash
Prepayment of historical Mallinckrodt long-term debt (Note 3(c8))	$863.6
Makewhole premium due on paydown of historical Mallinckrodt long-term debt (Note 3(c8))	24.3
Payment of debt issuance costs for the Financing (Note 3(c16))	39.6
Payment of historical Mallinckrodt accrued interest	15.2
Payment to Endo shareholders (Note 3(b))	100.0
Other cash consideration (Note 3(b))	0.0
Payment of success fee for Mallinckrodt upon consummation of the Business Combination (Note 3(c22))	29.9
Payment of success fee for Endo upon consummation of the Business Combination (Note 3(c22))	25.3
Payment of other professional fees (Note 3(c22))	67.7
Total uses of cash	$1,165.6
Total pro forma adjustments to cash	$34.4

The cash balance does not include working capital activity between June 27, 2025 and July 31, 2025.

3(c2) This adjustment represents the preliminary fair value adjustments of $446.4 million and $373.8 million to current and non-current inventory, respectively, which considers replacement cost for materials and net realizable value for work-in-process and finished goods. Mallinckrodt will recognize the increased value of inventory in cost of sales as the inventory is sold. For purposes of the unaudited Pro Forma Financial Information, it is assumed that the increased value of current inventory will be recognized in cost of sales the first year after the Business Combination, while the long-term inventory will be recognized in cost of sales within four years after the Business Combination.

3(c3) This adjustment represents the adjustment to property, plant and equipment, net to reflect the preliminary fair value and the corresponding depreciation expense. The amounts assigned to property, plant and equipment, the estimated useful lives, and the estimated depreciation expense related to the property, plant and equipment acquired are as follows (in millions):

	Preliminary Fair Value	Estimated Weighted Average Life (Years)	Depreciation Expense for the year ended December 27, 2024	Depreciation Expense for the six months ended June 27, 2025
Land	$16.3	—	$—	$—
Land Improvements	12.1	10.0	1.2	0.6
Buildings and improvements	93.7	15.0	6.2	3.2
Machinery and equipment	90.5	5.0	18.1	9.0
Computer equipment and software	9.8	3.0	3.3	1.8
Leasehold improvements	18.1	10.0	1.8	1.0
Furniture and Fixtures	9.8	5.0	2.0	1.0
Construction in process	152.1	—	—	—
Total Property, plant and equipment and depreciation expense at pro forma fair value	$402.3		$32.6	$16.6
Less: Endo historical Property, plant and equipment, net and pro forma depreciation expense (excluding finance lease right-of-use assets of $3.5 million)	$(536.3)		$(63.2)	$(27.2)
Total pro forma adjustments to property, plant and equipment, net	$(134.0)		$(30.6)	$(10.6)

The depreciation expense was calculated using a weighted average useful life by category that represents the midpoint of the life range per the Company’s policy. If the weighted average useful life were to change by one year, this would impact annual depreciation expense by approximately $4.7 million.

3(c4) This adjustment represents the preliminary fair value and resulting adjustment to intangible assets. The preliminary amounts assigned to the identifiable intangible assets, the estimated weighted average useful lives, and the estimated amortization expense related to these identifiable intangible assets are as follows (in millions):

	Preliminary Fair Value	Estimated Weighted Average Life (Years)	Amortization Method	Amortization Expense for the year ended December 27, 2024	Amortization Expense for the six months ended June 27, 2025
Developed technology - Branded	$2,113.0	12.0	Straight Line	$176.1	$88.0
Developed Technology - Generics	51.0	3.2	Straight Line	15.9	7.9
Licenses – Generics	34.0	3.0	Straight Line	11.3	5.6
In-process research and development - Generics	17.0
Total pro forma intangible assets and amortization expense	$2,215.0			$203.3	$101.5
Less: Endo historical Intangible assets, net and pro forma amortization expense	$(1,646.7)			$(247.0)	$(124.4)
Total pro forma adjustments to intangible assets, net and amortization expense	$568.3			$(43.7)	$(22.9)

The pro forma financial statements reflect the use of the straight-line method for amortizing acquired intangible assets; however, actual results may differ if management determines that an alternative method better reflects the pattern of economic benefit, which could materially affect amortization expense and net income. If the estimated weighted average useful lives changed by one year, this would impact annual amortization expense by approximately $20.2 million.

3(c5) The adjustment represents the preliminary goodwill as a result of the Business Combination. The preliminary pro forma adjustment to goodwill is calculated as follows (in millions):

Preliminary purchase price (Note 3(b))	$1,884.5
Less: Fair value of net assets to be acquired (Note 3(b))	1,874.3
Total pro forma adjustment to goodwill	$10.2

Goodwill represents the excess of the consideration transferred over the preliminary fair value of the assets acquired and liabilities assumed as described in Note 3(b). The goodwill will not be amortized and will be tested for impairment at least annually or whenever events or circumstances have occurred that may indicate a possible impairment exists. In the event Management determines that the value of goodwill has become impaired, Mallinckrodt will incur a non-cash impairment charge during the period in which the determination is made. The goodwill is attributable to the expected synergies of the combined business operations. The goodwill is not expected to be deductible for tax purposes.

3(c6) These adjustments represent estimated impacts to deferred income tax balances as shown below:

Estimated impact of purchase price adjustments to deferred tax assets (1)	$(116.4)

(1) This adjustment is included within deferred income tax asset on the unaudited pro forma balance sheet.

An evaluation of additional income tax adjustments will continue through the completion of acquisition accounting, which may result in material income tax adjustments.

3(c7) As described in Note 3(c8), the unaudited Pro Forma Financial Information reflects certain adjustments to the fair value of Endo’s existing debt instruments, which results in the elimination of Endo’s existing debt issuance costs and debt discounts. This adjustment reflects the elimination of approximately $4.4 million of Endo’s historical debt issuance costs that were recorded to other assets, offset by newly capitalized deferred financing fees of approximately $1.5 million attributed to the Revolving Facility.

3(c8) On July 31, 2025, in connection with the consummation of the Business Combination, ST 2020, a wholly owned subsidiary of Mallinckrodt, and MEH, Inc., a wholly owned subsidiary of ST 2020, entered into the Credit Agreement, providing for $1,350.0 million in aggregate principal amount of senior secured credit facilities, comprising (i) a $1,200.0 million Term Facility and (ii) a $150.0 million Revolving Facility. MEH, Inc borrowed $1,200.0 million under the Term Facility on August 1, 2025. No amounts were drawn on the Revolving Facility. The Facilities mature on July 31, 2030, unless extended pursuant to the terms of the Credit Agreement.

On August 1, 2025, in connection with the consummation of the Business Combination, Mallinckrodt and its subsidiaries prepaid in full approximately $385.5 million in outstanding aggregate principal amount of the Second-Out Takeback Term Loans, constituting all of the remaining indebtedness outstanding under the existing Mallinckrodt credit agreement, together with accrued and unpaid interest thereon, as well as a payment of approximately $10.6 million in required makewhole premium and all amounts outstanding under the Existing ABL Facility were repaid.

Also in connection with the consummation of the Business Combination, on August 1, 2025, Mallinckrodt and its subsidiaries redeemed in full approximately $477.2 million in outstanding principal amount of Takeback Notes, constituting all of the existing Mallinckrodt notes outstanding under the existing Mallinckrodt indenture, for a redemption price equal to such outstanding principal amount, accrued and unpaid interest thereon and approximately $13.7 million in required makewhole premium.

As a result of such prepayment, redemption and repayment, the existing Mallinckrodt credit agreement and the existing ABL facility were terminated, the existing Mallinckrodt indenture was discharged and all guarantees of, and liens securing, the obligations thereunder were released.

The prepayment amounts shown in the table below illustrate the prepayment of the balances as shown on Mallinckrodt’s unaudited condensed consolidated balance sheet as of June 27, 2025. As a result of the prepayment of Mallinckrodt’s historical debt, the unaudited Pro Forma Financial Information also eliminates all of Mallinckrodt existing debt premiums. The unaudited Pro Forma Financial Information also reflects the adjustments to fair value of Endo’s existing debt instruments, which results in the elimination of Endo’s existing debt issuance costs and debt discounts.

The pro forma adjustments to debt are summarized as follows:

Current maturities of long-term debt
New debt financing	$22.5
Prepayment of historical Mallinckrodt term loan	(3.9)
Net pro forma adjustment to current maturities of long-term debt	$18.6

Long-term debt
New debt financing	$1,177.5
Prepayment of historical Mallinckrodt term loan	(382.5)
Prepayment of historical Mallinckrodt notes	(477.2)
Write off of historical Mallinckrodt term loan unamortized debt premium	(19.0)
Write off of historical Mallinckrodt notes unamortized debt premium	(24.5)
Write off of historical Mallinckrodt receivables securitization facility deferred financing fee	1.8
New debt issuance costs classified as reduction to liability	(26.8)
Fair value adjustment of Endo historical debt from purchase price allocation	126.2
Net adjustment to long-term debt	$375.5
Total pro forma adjustments to debt	$394.1

3(c9) Accrued payroll and payroll-related costs increased $117.7 million. This adjustment also includes an $8.8 million increase to Endo’s retention program that became payable upon consummation of the transaction. Additionally, this adjustment represents $108.9 million of compensation expenses related to Mallinckrodt’s Transaction Incentive Plan (“TrIP”), which became payable upon consummation of the Business Combination and the acceleration of the service period component of the TrIP earned from Mallinckrodt’s sale of its Therakos business. Since the consummation of the Business Combination is a significant qualifying event as defined by the TrIP, the deferred component of the TrIP earned for the Therakos transaction became payable upon consummation of the Business Combination. Mallinckrodt accrued $6.1 million within accrued payroll and payroll-related costs in the unaudited condensed consolidated balance sheet as of June 27, 2025.

3(c10) This adjustment represents a $13.7 million net impact on the historical accrued interest expense related to the Financing as described in Note 3(c8).

3(c11) Accrued and other current liabilities on the unaudited pro forma condensed combined balance sheet increased $3.8 million. This adjustment also includes $24.0 million of accrued professional fees due after close of the transaction. This adjustment also includes $4.2 million of cash due to Endo non-employee directors in accordance with the Merger Agreement and $9.1 million related to a Medicare Part D inflation rebate liability, offset by $16.3 million of previously accrued professional fees for Endo and $17.2 million of previously accrued professional fees for Mallinckrodt that were settled in cash upon consummation of the transaction.

3(c12) These adjustments represent estimated impacts to deferred income tax balances as shown below:

Estimated impact of purchase price adjustments to deferred tax liabilities (1)	$106.9

(1) This adjustment is included within other income tax liabilities on the unaudited pro forma balance sheet.

An evaluation of additional income tax adjustments will continue through the completion of acquisition accounting, which may result in material income tax adjustments.

3(c13) This adjustment represents a $19.9 million increase in value of acquired contingent consideration liabilities and legal liabilities. In 2015, Endo acquired Auxilium, which was a party to an agreement pursuant to which it was obligated to make certain contingent cash consideration payments, related primarily to sales-based royalties on Edex. The agreement calls for sales-based royalty payments to continue indefinitely until pre-determined market conditions are met. As a result of the Business Combination, the Company assumed the obligation. The acquisition date fair value was estimated based on a discounted cash flow model (income approach) and resulted in a $17.1 million increase in value. The remaining adjustment of $1.8 million relates to a fair value adjustment to an assumed legal liability.

3(c14) This adjustment represents the elimination of Endo’s historical equity-related balances, the issuance of approximately 19.7 million of Mallinckrodt ordinary shares, $7.3 million of incremental share-based compensation expense, net of tax, related to the accelerated vesting of share-based awards of three departing non-employee directors of Mallinckrodt upon consummation of the Business Combination, and a $100.0 million cash payment (premium) to Endo’s shareholders. Refer to Note 3(b) for additional information.

The unaudited pro forma adjustment to Mallinckrodt’s ordinary shares is calculated as follows (in millions):

Ordinary shares issued in the Business Combination (Note 3(b))	$0.2
Less: Endo’s historical common stock	(0.1)
Total pro forma adjustment to ordinary shares	$0.1

The unaudited pro forma adjustment to Additional Paid-in-Capital is calculated as follows (in millions):

Additional paid in capital from the Business Combination	$1,782.8
Less: Endo’s historical additional paid in capital	(1,990.3)
Total pro forma adjustment to additional paid in capital	$(207.5)

The unaudited pro forma adjustment to retained earnings represents the remaining impact of the adjustments described in Notes 3(c1) through 3(c14).

Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 27, 2025

3(c15) Cost of sales decreased $88.9 million. This is the result of decreases in inventory step up amortization expense of $55.4 million further described in Note 3(c2), intangible asset amortization expense of $22.9 million further described in Note 3(c4), and depreciation expense of $10.6 million further described in Note 3(c3). With respect to intangible asset amortization and depreciation expense, the decreases are driven by lower fair value estimates of the corresponding assets compared to previously recorded book values.

3(c16) This adjustment represents $1.3 million of incremental non-cash share-based compensation expense, net of tax, related to Endo share-based awards that were replaced by the Company’s awards in connection with the Business Combination.

3(c17) This adjustment represents the net increase in interest expense of $13.1 million. This adjustment is comprised of $66.8 million in estimated coupon interest expense together with approximately $2.8 million related to the amortization of deferred financing fees related to the Financing and $4.8 million of amortization of the fair value premium on the legacy Endo notes and term loans, partially offset by a reduction of $56.9 million in Mallinckrodt’s historical interest expense and a $4.4 million reduction in Endo’s historical interest expense related to amortization of deferred financing fees. The interest expense calculated for the Financing was calculated assuming $1,200.0 million of principal balance as described in Note 3(c8).

•	For the $1,200.0 million of new term loans under the Term Facility, the interest rate is SOFR + 7.00%, which was approximately 11.47% for purposes of the unaudited Pro Forma Financial Information. For every 0.125% difference in interest rate, this would impact interest expense for the six months ended June 27, 2025 by approximately $0.8 million for purposes of the unaudited Pro Forma Financial Information.

•	For the undrawn Revolving Credit Facility, a commitment fee was calculated at a rate of approximately 0.25% as required per the Credit Agreement.

•	Financing fees related to the Financing were estimated to be approximately $39.6 million, of which $26.8 million are treated as a reduction to the outstanding debt principal balance. The prepayment of Mallinckrodt’s historical debt and incurrence of the Financing is being accounted for as an extinguishment based on information known at the time of this filing. The interest expense in the pro forma statement of operations reflects the deferred fees being amortized over the respective instrument maturities of five years, utilizing the effective interest rate method. The remaining $12.8 million of financing fees were recorded within gain on debt extinguishment in the unaudited pro forma statement of operations for the year ended December 27, 2024.

3(c18) This adjustment represents the estimated income tax effects of the Business Combination, the Financing and the Mallinckrodt Prepayment, and purchase price allocation impacts as described in Notes 3(c15) through 3(c17), calculated using a blended statutory rate. The blended statutory rate was calculated based on the statutory rates by jurisdiction in which the respective pro forma adjustment is expected to be recognized and was impacted by valuation allowances and statutory limitations on tax deductibility for certain adjustments.

3(c19) The following tables summarize pro forma ordinary shares outstanding for basic and diluted income (loss) per share:

Mallinckrodt ordinary shares outstanding – basic	19,736,759
Endo pro forma converted common shares outstanding – basic	19,650,663
Mallinckrodt pro forma ordinary shares outstanding – basic	39,387,422

A net loss cannot be diluted. When a company is in a net loss position, basic and diluted loss per share are the same. The computation of pro forma diluted weighted-average shares outstanding excluded approximately 1.7 million shares of contingent value rights held by the Opioid Master Disbursement Trust II (“Opioid CVRs”) and outstanding equity awards because the effect would have been anti-dilutive. If Mallinckrodt records net income in the future, the denominator of a diluted earnings per share calculation will include both the weighted average number of shares outstanding and the number of common stock equivalents, if the inclusion of such common stock equivalents would be dilutive.

Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 27, 2024

3(c20) Cost of sales decreased $158.0 million. This is the result decreases in intangible asset amortization expense of $43.7 million further described in Note 3(c4), inventory step up amortization expense of $83.7 million further described in Note 3(c2), and fixed asset depreciation expense of $30.6 million further described in Note 3(c3). With respect to intangible asset amortization and depreciation expense, the decreases are driven by lower fair value estimates of the corresponding assets compared to previously recorded book values.

3(c21) This adjustment represents $143.9 million of compensation expenses related to the Business Combination. $108.9 million is related to Mallinckrodt’s TrIP, which became payable upon consummation of the Business Combination and the acceleration of the service period component of the TrIP earned from Mallinckrodt’s sale of its Therakos business. Since the consummation of the Business Combination is a significant qualifying event as defined by the TrIP, the deferred component of the TrIP earned for the Therakos transaction accelerated as it became payable upon consummation of the Business Combination.

Additionally, this represents $32.4 million of expense, net of tax, related to estimated cash payments to Endo employees for retention and incremental non-cash share-based compensation expense related to Endo share-based awards that were replaced by the Company’s awards in connection with the Business Combination. This also includes $2.6 million of expense, net of tax, related to the accelerated vesting of share-based awards of departing non-employee directors of Mallinckrodt upon consummation of the Business Combination. The compensation expenses related to Mallinckrodt’s TrIP, and retention are non-recurring and not expected to have a continuing impact on Mallinckrodt’s operating results in future periods.

3(c22) This adjustment represents $113.4 million of professional fees related to the Business Combination. $55.2 million are success-based professional fees that were incremental direct costs payable by Mallinckrodt and Endo upon completion of the Business Combination. The success-based professional fees are shown as a use of cash in the pro forma balance sheet and reflected as a non-recurring expense in the pro forma statement of operations. This adjustment also includes $58.2 million of incremental professional fees that were incurred separately by Mallinckrodt and Endo prior to or upon consummation of the Business Combination. The unpaid portion of these costs are accrued in the pro forma balance sheet and reflected within combination and other related expenses on the pro forma statement of operations, further described in Note 3(c11). These professional fees are non-recurring and not expected to have a continuing impact on Mallinckrodt’s operating results in future periods.

3(c23) This adjustment represents the net decrease in interest expense of $58.9 million, related to the prepayment of historical Mallinckrodt indebtedness and incurrence of the Financing as illustrated in Note 3(c1), as if the prepayment occurred on December 30, 2023. The net adjustment is comprised of a reduction of $210.2 million in Mallinckrodt’s historical interest expense and $10.2 million in Endo’s historical interest expense related to deferred financing fee amortization, partially offset by $146.6 million in estimated coupon interest expense under the Financing, $5.1 million related to amortization of deferred financing fees related to the Financing and $9.8 million of amortization of the premium on legacy Endo’s term loans and notes. The interest expense calculated for the Financing was calculated assuming $1,200.0 million as described in Note 3(c8).

•	For the $1,200.0 million of new term loans under the Term Facility, the interest rate is SOFR + 7.00%, which was approximately 12.34% for purposes of the unaudited Pro Forma Financial Information. For every 0.125% difference in interest rate, this would impact annual interest expense by approximately $1.5 million. for purposes of the unaudited Pro Forma Financial Information.

•	For the undrawn Revolving Facility, a commitment fee was calculated at a rate of approximately 0.25% as required per the Credit Agreement.

•	Financing fees related to the Financing were estimated to be approximately $39.6 million, of which $26.8 million are treated as a reduction to the outstanding debt principal balance. The prepayment of Mallinckrodt’s historical debt and incurrence of the Financing accounted for as an extinguishment based on information known at the time of this filing. The interest expense in the pro forma statement of operations reflects the deferred fees being amortized over the respective instrument maturities of five years, utilizing the effective interest rate method. The remaining $12.8 million of financing fees were recorded to gain on debt extinguishment in the unaudited pro forma statement of operations.

3(c24) This adjustment represents a $14.4 million gain on extinguishment of debt, comprised of an approximately $50.0 million gain to write-off certain unamortized premiums related to Mallinckrodt’s historical indebtedness, partially offset by an approximately $24.3 million payment of the makewhole premium and $12.8 million of financing fees that did not qualify as debt issuance costs. The gain on extinguishment of debt is non-recurring and not expected to have a continuing impact on Mallinckrodt’s operating results in future periods.

3(c25) This adjustment represents the estimated income tax effects of the Business Combination, the Financing and the Mallinckrodt Prepayment, and purchase price allocation impacts as described in Notes 3(c20) through 3(c24), calculated using a blended statutory rate. The blended statutory rate was calculated based on the statutory rates by jurisdiction in which the respective pro forma adjustment is expected to be recognized and was impacted by valuation allowances and statutory limitations on tax deductibility for certain adjustments.

3(c26) The following tables summarize pro forma ordinary shares outstanding for basic and diluted income (loss) per share:

Mallinckrodt ordinary shares outstanding - basic	19,736,759
Endo pro forma converted common shares outstanding - basic	19,650,663
Mallinckrodt pro forma ordinary shares outstanding - basic	39,387,422

A net loss cannot be diluted. When a company is in a net loss position, basic and diluted loss per share are the same. The computation of pro forma diluted weighted-average shares outstanding for the year ended December 27, 2024 excluded approximately 1.7 million shares of Opioid CVRs and equity awards because the effect would have been anti-dilutive. If Mallinckrodt records net income in the future, the denominator of a diluted earnings per share calculation will include both the weighted average number of shares outstanding and the number of common stock equivalents, if the inclusion of such common stock equivalents would be dilutive.

3(d) Therakos Divestiture

On August 3, 2024, Mallinckrodt entered into a Purchase and Sale Agreement for Mallinckrodt’s Therakos business for a base purchase price of $925.0 million. On November 29, 2024, Mallinckrodt completed the divestiture of its Therakos business for total cash consideration of $887.6 million, net of preliminary purchase price adjustments. During the year ended December 27, 2024, Mallinckrodt recorded a non-recurring gain on sale of $754.4 million, comprised of the $887.6 million of Initial Net Proceeds less the elimination of $125.5 million of net assets divested and $7.7 million in non-recurring success-based professional fees. Mallinckrodt recorded a loss on the divestiture and paid $6.2 million for the final working capital settlement during the six months ended June 27, 2025. As a result, the total cash consideration was $881.4 million, net of the final working capital settlement. Mallinckrodt was required to use the proceeds to make a mandatory prepayment on certain portions of its debt.

On December 6, 2024, Mallinckrodt (i) mandatorily prepaid a portion of its historical term loans in an aggregate principal amount of approximately $474.1 million (of which approximately $227.1 million consisted of its senior secured first lien “first-out” term loans (“First-Out Takeback Term Loans”) and approximately $247.0 million consisted of its Second-Out Takeback Term Loans) together with a payment of approximately $36.4 million in required makewhole premium (of which approximately $15.2 million was in respect of its First-Out Takeback Term Loans and approximately $21.2 million was in respect of its Second-Out Takeback Term Loans) and (ii) mandatorily redeemed $301.4 million in aggregate principal amount of its Takeback Notes together with a payment of approximately $27.3 million in required makewhole premium.

As a result of the mandatory prepayment, Mallinckrodt recorded $19.7 million as a net loss on extinguishment of debt, comprised of the $63.7 million payment of the makewhole premium, offset by a $44.0 million gain to write-off certain unamortized premiums.

The Therakos divestiture is reflected in the historical financial information of Mallinckrodt, but adjustments are required to eliminate the results of the Therakos business from the historical Mallinckrodt amounts, as shown in the following table:

	Historical	Transaction Adjustments		Pro Forma
	Mallinckrodt plc	Therakos Divestiture		Mallinckrodt plc
Net Sales	$1,979.7	$(241.6)	3(d1)	$1,738.1
Cost of Sales	1,152.6	(123.0)	3(d1)	1,029.6
Gross Profit	$827.1	$(118.6)	3(d1)	$708.5
Selling, general and administrative expenses	566.8	(38.4)	3(d1)	528.4
Research and development expenses	115.7	(22.3)	3(d1)	93.4
Restructuring charges, net	10.5	—		10.5
Liabilities management and separation costs	43.9	—		43.9
Operating income	$90.2	$(57.9)	3(d1)	$32.3
Interest expense	(228.3)	91.0	3(d2)	(137.3)
Interest income	27.0	—		27.0
Gain on divestiture	754.4	—		754.4
Loss on debt extinguishment, net	(19.7)	—		(19.7)
Other income (expense), net	(9.1)	9.4	3(d3)	0.3
Income from continuing operations before income taxes	$614.5	$42.5		$657.0
Income tax expense (benefit)	137.9	(6.7)	3(d4)	131.2
Income from continuing operations	$476.6	$49.2		$525.8

Mallinckrodt plc Unaudited Pro Forma Condensed Statement of Operations for the year ended December 27, 2024

The unaudited pro forma condensed statement of operations for the year ended December 27, 2024 reflect the following adjustments:

3(d1) This adjustment represents the elimination of the revenues, and direct operating expenses, including depreciation and amortization expense, associated with the Therakos divestiture.

3(d2) This adjustment represents the removal of interest expense of $91.0 million, as if the pay down of debt occurred on December 30, 2023.

3(d3) This adjustment primarily represents $8.2 million of income related to Mallinckrodt’s transition services agreement (“TSA”), as if the TSA commenced on December 30, 2023. The TSA was effective upon closing of the Therakos divestiture to provide certain business support services for up to 18 months after the closing date. These services include, but are not limited to, information technology, procurement, distribution, logistics and order to delivery, compliance, accounting, finance, and administrative activities. The remaining activity reflects the elimination of non-operating expenses associated with the Therakos divestiture.

3(d4) This adjustment represents the estimated income tax effects of the Therakos divestiture described in Note 3(d1), calculated using a blended statutory rate. The blended statutory rate was calculated based on the statutory rates by jurisdiction in which the respective pro forma adjustment is expected to be recognized and was impacted by valuation allowances and statutory limitations on tax deductibility for certain adjustments.

3(e) Unaudited Pro Forma Combined Financial Statements of Endo and Endo’s Predecessor

The unaudited Pro Forma Combined Financial Statements of Endo and Endo’s Predecessor give effect to the following transactions:

International Pharmaceuticals Divestiture

On March 11, 2025, Endo announced it had entered into a definitive agreement to divest its International Pharmaceuticals business, primarily operated through Canada-based specialty pharmaceutical company Paladin Pharma Inc., to Knight Therapeutics Inc. The sale closed on June 17, 2025 and Endo received net cash consideration of approximately $78.6 million, consisting of $89.9 million upfront, less approximately $11.3 million related to certain permitted hold backs. As of September 26, 2025, Endo remains eligible to receive up to an additional $9.4 million related to certain permitted hold backs and up to $15.0 million in potential future payments contingent upon the achievement of certain milestones.

The results of the International Pharmaceuticals business are reflected in the historical financial information of Endo and Endo’s Predecessor, but as it was not acquired by Mallinckrodt as part of the Business Combination, an adjustment is required to eliminate the results of the International Pharmaceutical business from the historical Endo amounts.

Endo Chapter 11 Restructuring

Prior to the Effective Date, Endo’s business was operated by Endo’s Predecessor. On August 16, 2022 (the “Petition Date”), Endo International plc, together with certain of its direct and indirect subsidiaries (the “Debtors”), filed voluntary petitions for relief under chapter 11 of title 11 of the United States (“U.S.”) Code (the “Bankruptcy Code”). The Debtors received approval from the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) to jointly administer their chapter 11 cases (the “Chapter 11 Cases”) for administrative purposes only pursuant to Rule 1015(b) of the Federal Rules of Bankruptcy Procedure under the caption In re: Endo International plc, et al.

On December 19, 2023, the Debtors filed the Plan and related disclosure statement with the Bankruptcy Court. The Bankruptcy Court confirmed the Plan on March 19, 2024, and the Debtors satisfied all conditions required for the Plan effectiveness on the Effective Date.

Adoption of Fresh-Start Accounting

Pursuant to the Plan, on the Effective Date, Endo, Inc. purchased substantially all of the assets, as well as certain equity interests of the Debtors and non-debtor affiliates and assumed certain liabilities of Endo’s Predecessor. In accordance with ASC 852, fresh-start accounting was applied on the Effective Date because (i) the holders of existing Endo International plc voting shares received less than 50% of the voting shares of Endo, Inc., and (ii) the reorganization value of assets, which approximated $5.0 billion, immediately prior to the confirmation of the Plan was less than the corresponding total of all post-petition liabilities and allowed claims, which approximated $11.8 billion. Applying fresh-start accounting resulted in a new reporting entity with no beginning retained earnings or accumulated deficit. Accordingly, Endo’s financial statements are not comparable to the financial statements of Endo’s Predecessor prior to the Effective Date.

Fresh-start accounting required that the reorganization value be assigned to Endo, Inc.’s identified tangible and intangible assets based on their respective fair values, as determined in conformity with ASC 805, with any excess recorded as goodwill, if applicable; post-petition liabilities have generally been assumed by Endo, Inc. at their historical carrying values; Exit Financing Debt liabilities are measured and recorded by Endo, Inc. at their fair values; The amount of deferred taxes was determined in accordance with ASC Topic 740, Income Taxes (“ASC 740”) and ASC 852, and historical accumulated deficit and accumulated other comprehensive loss of Endo International plc was reset to zero by Endo, Inc. As applicable, Endo International plc’s liabilities subject to compromise and certain other liabilities were satisfied in accordance with the Plan’s terms. The Effective Date fair values of Endo’s assets and liabilities differed materially from their recorded values as reflected on the historic balance sheets of Endo’s Predecessor.

ENDO, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Six Months Ended June 30, 2025
(unaudited; in millions, except per share data)

	Successor	Transaction Adjustments		Pro Forma
	Endo, Inc.	International Business Divestiture		Endo, Inc.
Net Sales	$840.6	$(26.4)	3(e1)	$814.2
Cost of Sales	584.9	(21.0)	3(e1)	563.9
Gross Profit	$255.7	$(5.4)		$250.3
Selling, general and administrative expenses	307.8	(12.6)	3(e1)	295.2
Research and development expenses	57.6	—		57.6
Acquired in-process research and development	2.6	(1.0)	3(e1)	1.6
Litigation-related and other contingencies, net	1.0	—		1.0
Asset impairment charges	1.0	—		1.0
Acquisition-related and integration items, net	1.4	—		1.4
Operating loss	$(115.7)	$8.2		$(107.5)
Interest expense, net	106.2	—		106.2
Other expense (income), net	(14.9)	18.9	3(e1)	4.0
Income (loss) from continuing operations before income taxes	$(207.0)	$(10.7)		$(217.7)
Income tax (benefit) expense	(18.9)	(4.0)		(22.9)
Income (loss) from continuing operations	$(188.1)	$(6.7)		$(194.8)

Endo, Inc. Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2025

3(e1) This adjustment represents the elimination of the revenues, direct operating expenses, including depreciation and amortization expense, and other non-operating income, including the elimination of the pre-tax gain of approximately $20.4 million associated with the International Pharmaceuticals business divestiture. The pre-tax gain has been reflected in the pro forma adjustments for the year ended December 27, 2024, further discussed in Note 3(e2).

ENDO, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year Ended December 31, 2024
(unaudited; in millions, except per share data)

		Transaction Adjustments		Pro Forma
	Successor and Predecessor Pro Forma Combined(1)	International Business Divestiture		Endo, Inc.
Net Sales	$1,760.2	$(73.7)	3(e2)	$1,686.5
Cost of Sales	1,604.7	(39.2)	3(e2)	1,565.5
Gross Profit	$155.5	$(34.5)	3(e2)	$121.0
Selling, general and administrative expenses	541.9	(29.3)	3(e2)	512.6
Research and development expenses	102.7	(0.5)	3(e2)	102.2
Acquired in-process research and development	2.6	—		2.6
Litigation-related and other contingencies, net	0.4	—		0.4
Asset impairment charges	245.7	—		245.7
Acquisition-related and integration items, net	2.2	(1.4)	3(e2)	0.8
Operating loss	$(740.0)	$(3.3)	3(e2)	$(743.3)
Interest expense, net	225.5	—		225.5
Other income, net	(4.5)	(20.1)	3(e2)	(24.6)
Income (loss) from continuing operations before income taxes	$(961.0)	$16.8		$(944.2)
Income tax (benefit) expense	(136.6)	11.4	3(e3)	(125.2)
Income (loss) from continuing operations	$(824.4)	$5.4		$(819.0)

(1) Refer to the Endo, Inc. unaudited successor and predecessor pro forma combined statement of operations for the year ended December 31, 2024 below.

Endo, Inc. Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2024

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 reflect the following adjustments:

3(e2) This adjustment represents the elimination of the revenues, direct operating expenses, including depreciation and amortization expense, and other non-operating income, associated with the International Pharmaceuticals business divestiture, offset by the inclusion of the pre-tax gain of approximately $20.4 million further described in Note 3(e1), as if the divestiture occurred at the beginning of 2024.

3(e3) This adjustment represents the income tax effects of the International Pharmaceuticals business divestiture, described in Note 3(e), including a $7.7 million tax benefit reversal associated with Endo’s Canadian affiliate and a $3.6 million adjustment associated with Endo’s Irish affiliate’s pre-tax income. The blended statutory rate was calculated based on the statutory rates by jurisdiction in which the pro forma adjustment is expected to be recognized.

ENDO, INC.
UNAUDITED SUCCESSOR AND PREDECESSOR PRO FORMA COMBINED STATEMENT OF OPERATIONS
Year Ended December 31, 2024
(unaudited; in millions, except per share data)

	Predecessor	Successor	Pro Forma Adjustments
	Period from January 1, 2024 through April 23, 2024	Year Ended December 31, 2024	Reorganization and Fresh-Start Accounting		Successor and Predecessor Pro Forma Combined
Net Sales	$582.0	$1,178.2	$—		$1,760.2
Cost of Sales	259.6	1,184.5	160.6	3(e4)	1,604.7
Gross Profit	$322.4	$(6.3)	$(160.0)		$155.5
Selling, general and administrative expenses	158.4	382.6	0.9	3(e4)	541.9
Research and development expenses	32.0	70.7	—		102.7
Acquired in-process research and development	0.8	1.8	—		2.6
Litigation-related and other contingencies, net	0.2	0.2	—		0.4
Asset impairment charges	2.1	243.6	—		245.7
Acquisition-related and integration items, net	(0.2)	2.4	—		2.2
Operating income (loss)	$129.1	$(707.6)	$(161.5)	3(e4)	$(740.0)
Interest expense, net	—	164.1	61.4	3(e5)	225.5
Reorganization items, net	(6,125.1)	—	6,125.1	3(e6)	—
Other expense (income), net	5.3	(9.8)	—		(4.5)
Income (loss) from continuing operations before income taxes	$6,248.9	$(861.9)	$(6,348.0)		$(961.0)
Income tax (benefit) expense	58.5	(131.0)	(64.1)	3(e7)	(136.6)
Income (loss) from continuing operations	$6,190.4	$(730.9)	$(6,283.9)		$(824.4)

Endo, Inc. Unaudited Successor and Predecessor Pro Forma Combined Statement of Operations for the year ended December 31, 2024

The unaudited Successor and Predecessor pro forma combined statement of operations for the year ended December 31, 2024 reflect the following adjustments:

3(e4) The adjustment to cost of sales reflects the change in inventory step-up amortization, fixed asset depreciation, and intangible amortization expense based on new asset values as a result of adopting fresh-start accounting, as if the fresh-start accounting was applied on January 1, 2024. The adjustment to SG&A is specific to incremental fixed asset depreciation based on new asset value as a result of adopting fresh-start accounting, as if fresh-start accounting was applied as of January 1, 2024.

3(e5) This adjustment reflects the interest expense for Endo’s Exit Financing as if the financing transactions occurred on January 1, 2024.

3(e6) This adjustment represents the elimination of reorganization items that were directly attributable to Endo’s Predecessor’s bankruptcy, which is assumed to have applied fresh-start accounting as of January 1, 2024. Endo’s Successor entity did not adopt ASC 852, and therefore is assumed to have not recognized reorganization items in 2024. Endo’s Predecessor’s reorganization items, net were comprised of the following:

Predecessor
Period From January 1, 2024 through April 23, 2024
Professional Fees	$68.1
Debt valuation adjustments(1)	192.3
Reorganization Adjustments	(5,996.0)
Fresh-Start Adjustments	(389.5)
Total reorganization items, net	$(6,125.1)

(1) For the period January 1, 2024 through April 23, 2024, adequate protection payments were $192.3 million and recognized as a reduction to the carrying amount of the respective Predecessor First Lien Debt Instruments. Concurrently, as a result of adjusting to the estimated allowed claim amount for the corresponding debt instruments, a charge was recognized within Reorganization items, net. For the year ended December 31, 2023, adequate protection payments were $592.8 million. In December 2023, the Plan and related disclosure statement were filed with the Bankruptcy Court, which included for the first time, among other things, the estimated allowed claims with respect to outstanding debt obligations. As a result, the unsecured and potentially undersecured debt obligations as of December 31, 2023 were adjusted to equal the expected amount of the allowed claim as detailed in the Plan, resulting in an adjustment of approximately $905.9 million to Liabilities subject to compromise and a corresponding expense recognized within Reorganization items, net in the Consolidated Statement of Operations.

3(e7) This adjustment represents the tax effect of the items described in Notes 3(e4) and 3(e5) using the statutory tax rate applicable to these separate items, as well as the elimination of the tax-effects of the reorganization and fresh-start accounting. Additionally, the U.S. Internal Revenue Service’s (“IRS”) claims and uncertain tax positions related to the historical federal income tax positions not specifically challenged by the IRS, as well as certain federal income tax related claims that arose during the Endo’s Predecessor’s Chapter 11 Cases and as a result of the consummation of the Plan, were resolved in accordance with the global resolution reached by the Debtors with the Department of Justice with respect to claims filed in the Chapter 11 Cases by the United States of America (the “U.S. Government Economic Settlement”) which became effective on the Effective Date of the Plan. The US Government Economic Settlement Agreement is reflected in the adjustment described in Note 3(e6) and the related impact on the predecessor tax provision is reflected in this adjustment as if settlement occurred on January 1, 2024.

4. Discontinued Operations Pro Forma Adjustments

4(a) Reflects the discontinued operations, including associated assets, liabilities, and equity and results of operations, attributable to Mallinckrodt’s Specialty Generics segment which were included in Mallinckrodt’s historical consolidated financial statements. These adjustments were derived from the accounting books and records of Mallinckrodt and reflect the estimated income tax effect of the pro-forma adjustments. The tax effect of the pro-forma adjustments was determined by applying the intraperiod allocation rules in ASC 740 for each period presented.

4(b) Reflects the discontinued operations, including associated assets, liabilities, and equity and results of operations, attributable to Endo’s “Generic Pharmaceuticals” and “Sterile Injectables” segments which were included in Endo’s historical consolidated financial statements. These adjustments were derived from the accounting books and records of Endo. These amounts reflect the estimated income tax effect of the pro-forma adjustments. The tax effect of the pro-forma adjustments was determined by applying the intraperiod allocation rules in ASC 740 for each period presented.

5.  Spin-off and Other Spin-off Related Transactions Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet as of June 27, 2025

5(a) This adjustment reflects the estimated cash payment to be made in exchange for the redemption of Mallinckrodt preferred shares held by non-qualified shareholders in accordance with the terms outlined in the Separation Agreement as described in Note 1, assuming qualified shareholder certification was at approximately 98.5%. A 1.0% change in qualified shareholder certification would impact the cash payment by approximately $7.8 million for purposes of the Pro Forma Financial Information.

5(b) This adjustment reflects the impact of the amendment to an existing lease agreement between Mallinckrodt and Par Health in connection with the Spin-off. Under the amended terms, Mallinckrodt will continue as the lessee of the leased property. As a result, Mallinckrodt will recognize a right-of-use (ROU) asset and a corresponding lease liability on its balance sheet in accordance with ASC 842. The lease is scheduled to expire on October 31, 2027, unless renewed pursuant to the terms outlined in the Lease Agreement. The discount rate used to calculate the lease balances was 6.33%.

Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 27, 2025

5(c) This $3.0 million adjustment to selling, general and administrative expenses is comprised of a $1.2 million impact related to the amended lease between Mallinckrodt and Par Health further described in Note 5(b) and $1.8 million of incremental costs that the Company expects to recognize pursuant to the TSA with Par Health. Costs incurred under the TSA are primarily related to certain core business services and operational support to be provided by Par Health, including supply chain and manufacturing support, quality assurance, and commercial, research and development (“R&D”), human resources (“HR”), finance, and information technology (“IT”) services and are reflected within selling, general and administrative expenses for purposes of the Pro Forma Financial Information. However, actual costs incurred may also be reflected within cost of sales or research and development expenses based on the nature of services provided. Par Health will receive transitional support from the Company under the TSA for up to 24 months. The Company will provide Par Health with a broad range of transitional services (Reverse Transition Services), including supply chain, manufacturing, quality, commercial, R&D, HR, procurement, compliance, environmental health and safety, facilities and security, finance, IT, and suspicious order monitoring and controlled substance compliance, to ensure business continuity and operational support post transaction. A committee with representatives from both parties to the TSA will oversee service delivery and dispute resolution. Charges will be billed quarterly.

5(d) This adjustment reflects incremental income of approximately $0.2 million related to the Reverse Transition Services Agreement (the “RTSA”) with Par Health further described in Note 5(c).

5(e) This adjustment reflects the income tax impact of the pro forma transaction adjustments related to the Other Spin-off Transactions described in Note 5(c) and Note 5(d). For the six months ended June 27, 2025, the tax impact was calculated using a blended statutory rate. The blended statutory rate was calculated based on the statutory rates by jurisdiction in which the respective pro forma adjustment is expected to be recognized.

Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 27, 2024

5(f) This $14.1 million adjustment to selling, general and administrative expenses is comprised of a $2.4 million impact related to the amended lease between Mallinckrodt and Par Health further described in Note 5(b) and $11.7 million of incremental costs that the Company expects to recognize pursuant to the TSA with Par Health further described in Note 5(c). Costs related to the TSA are reflected within selling, general and administrative expenses for purposes of the unaudited Pro Forma Financial Information. However, actual costs incurred may also be reflected within cost of sales or research and development expenses based on the nature of services provided.

5(g) This adjustment reflects incremental income of approximately $9.7 million related to the RTSA with Par Health further described in Note 5(c).

5(h) This adjustment reflects the income tax impact of the pro forma transaction adjustments related to the Spin-off described in Note 5(f) and Note 5(g). For the fiscal year ended December 27, 2024, the tax impact was calculated using a blended statutory rate. The blended statutory rate was calculated based on the statutory rates by jurisdiction in which the respective pro forma adjustment is expected to be recognized and was impacted by valuation allowances and statutory limitations on tax deductibility for certain adjustments.

6. Loss per Share

The computation of pro forma diluted weighted-average shares outstanding for the six months ended June 27, 2025, the year ended December 27, 2024 (Successor), the period November 15, 2023 through December 29, 2023 (Successor), the period December 31, 2022 through November 14, 2023 (Predecessor), the period June 17, 2022 through December 30, 2022 (Predecessor), and the period January 1, 2022 through June 16, 2022 (Predecessor) excluded approximately 1.7 million, 1.7 million, 1.0 million, zero, zero, and 0.5 million shares of Opioid CVRs for the Successor periods only and equity awards for all periods presented, respectively, because the effect would have been anti-dilutive.